Exhibit 10.1

FROST BANK

LOAN AGREEMENT

BE ANADARKO II, LLC,

as Borrower,

FROST BANK,

as Administrative Agent and LC Issuer,

WEST TEXAS NATIONAL BANK,

As Joint Lead Arranger

and CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

FROST BANK,

as Lead Arranger

$150,000,000.00

April 17, 2024

Schedules and Exhibits:

Schedule 1	-	Lenders Schedule
Schedule 2	-	Disclosure Schedule
Schedule 3	-	Security Schedule
Exhibit A	-	Revolving Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Compliance Certificate
Exhibit D	-	Assignment and Assumption

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of April 17, 2024, by and among BE ANADARKO II, LLC, a Delaware limited liability company (the “Borrower”), FROST BANK, as Administrative Agent and LC Issuer, WEST TEXAS NATIONAL BANK, as Joint Lead Arranger, and the Lenders referred to below.

RECITALS:

A. Borrower has requested that Lenders make revolving loans and provide other extensions of credit and credit accommodations.

B. Borrower, Administrative Agent, and Lenders desire to set forth the agreement regarding the revolving loans and other extensions of credit and credit accommodations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit, and commitments hereinafter referred to, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree and stipulate as follows:

ARTICLE I - Definitions and References

Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Additional Titled Agents” has the meaning given to such term in Section 10.15.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Adjusted Term SOFR Margin Rate” means the rate per annum equal to the sum of (a) the Applicable Margin for SOFR Loans for such Interest Period, plus (b) Adjusted Term SOFR; provided that the Adjusted Term SOFR Margin Rate shall never exceed the Highest Lawful Rate.

“Administrative Agent” means Frost Bank in its capacity as the administrative agent hereunder, and its successors in such capacity.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the Commitments of all of the Lenders, as the same may be increased, reduced, or terminated pursuant to the terms hereof.

“Agreement” means this Loan Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Anti-Corruption Laws” means all of the laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anticipated Cure Deadline” has the meaning given to such term in Section 8.4.

“Applicable Margin” means, for any day, with respect to any SOFR Loan, or with respect to the Commitment Fee Rate, the applicable rate per annum set forth in the grid below based upon the Utilization Percentage then in effect:

Applicable Margin
Utilization Percentage	< 25%	≥	25	% but < 50%	≥	50	% but < 75%	≥	75	% but < 90%	≥	90%
SOFR Loans	3.00%		3.25%			3.50%			3.75%			4.00%
Commitment Fee Rate	0.50%		0.50%			0.50%			0.50%			0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if an Engineering Report is not delivered when due in accordance with Section 4.2(e) or Section 4.2(f), as applicable, then, upon the request of the Required Lenders, “Applicable Margin” means the applicable rate per annum set forth on the grid above when the Utilization Percentage is at its highest level, and such rate shall apply as of the first Business Day after the date on which such Engineering Report was required to have been delivered and in each case shall remain in effect until the date on which such Engineering Report is delivered.

“Approved Counterparty” means a counterparty to a Hedging Contract that is (a) a Lender Counterparty, or (b) a Person whose senior unsecured long-term debt obligations, at the time of entering into such Hedging Contract, are rated A- or higher by S & P and A3 or higher by Moody’s (or whose obligations under such Hedging Contract are guaranteed by an Affiliate of such Person meeting such rating standards).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.4), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Available Free Cash Flow Amount” means, as of any date of determination, the amount equal to (a) Free Cash Flow for the Free Cash Flow Rolling Period most recently ended for which financial statements and an Available Free Cash Flow Certificate have been delivered pursuant to Section 4.2(a) or Section 4.2(b) and Section 4.2(p), respectively, minus (b) the aggregate amount of all of the Distributions made in reliance on Section 5.6(d) for the Free Cash Flow Rolling Period.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule, or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration, or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C.

“Base Rate Loan” means, for Benchmark Unavailability Periods, a Loan that bears interest at the rate per annum equal to the sum of (a) the Alternate Base Rate, plus (b) one percent (1.0%); provided that this rate shall never exceed the Highest Lawful Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(c).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided, that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrowing” means a borrowing of new Loans pursuant to Section 2.2.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.8, as the same may be adjusted from time to time pursuant to Section 4.15(e) or otherwise in accordance with the terms of the Loan Documents; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Credit Amount.

“Borrowing Base Deficiency” has the meaning given to such term in Section 2.7(b).

“Borrowing Base Deficiency Notice” means a written notice from the Administrative Agent to the Borrower notifying it of the occurrence of a Borrowing Base Deficiency.

“Borrowing Base Deficiency Rate” means, at the time in question, the rate per annum equal to 2.00% above the Adjusted Term SOFR Margin Rate then in effect; provided that, in each case, the Borrowing Base Deficiency Rate shall never exceed the Highest Lawful Rate.

“Borrowing Base Hedging Contract Liquidation” means, with respect to any Hedging Contract in respect of commodities, the sale, assignment, novation, liquidation, monetization, unwinding, termination, transfer, or other Disposition of all or any part of any such Hedging Contract or the creation of an offsetting position against all or any part of any such Hedging Contract, or the amendment of any such Hedging Contract, including any sale, assignment, transfer, or other Disposition of Equity in any Subsidiary of the Borrower that is a party to any such Hedging Contract to a party that is not the Borrower or a Subsidiary of the Borrower that is a Guarantor; provided that none of the following shall constitute a Borrowing Base Hedging Contract Liquidation: (a) any transfer (by novation or otherwise) of a commodity Hedging Contract from the Borrower or a Subsidiary of the Borrower that is a Guarantor to the Borrower or any other Subsidiary of the Borrower that is a Guarantor, (b) any assignment or novation of a commodity Hedging Contract from the existing counterparty to an Approved Counterparty, with the Borrower or a Subsidiary of the Borrower that is a Guarantor being the “remaining party” for purposes of such assignment or novation, (c) the termination of a commodity Hedging Contract at the end of its stated term without the occurrence of an early termination event on such date, and (d) any replacement, in a substantially contemporaneous transaction, of one or more commodity Hedging Contracts of the Borrower or any Subsidiary of the Borrower that is a Guarantor with one or more commodity Hedging Contracts with the Borrower or a Subsidiary of the Borrower that is a Guarantor covering Hydrocarbons of the type that were hedged pursuant to such replaced Hedging Contract(s) and with notional volumes, prices, tenors, and economic effect during such tenors not less favorable to the applicable Restricted Person as those set forth in such replaced Hedging Contract(s) and without cash payments to any Restricted Person in connection therewith.

“Borrowing Base Properties” means the Oil and Gas Properties of the Restricted Persons evaluated by the Lenders for purposes of establishing the Borrowing Base then in effect.

“Borrowing Base Property Disposition” means (a) the sale, assignment, farm-out, conveyance, or other Disposition (including pursuant to a Casualty Event) of any Proved Oil and Gas Properties and (b) the sale, assignment, conveyance, or other Disposition of Equity in any Subsidiary of the Borrower that owns any Proved Oil and Gas Properties or any interest in Hydrocarbons produced or to be produced therefrom; provided that no such sale, assignment, farm-out, conveyance, or other Disposition from the Borrower or any Subsidiary of the Borrower that is a Guarantor to the Borrower or any other Subsidiary of the Borrower that is a Guarantor shall constitute a “Borrowing Base Property Disposition”.

“Borrowing Base Value” means (a) with respect to the assets and properties that are Disposed of in any Borrowing Base Property Disposition, the portion of the total Borrowing Base that the Administrative Agent allocates to such assets and properties (which amount is approved by the Required Lenders), and (b) with respect to the commodity Hedging Contract that is the subject of any Borrowing Base Hedging Contract Liquidation, the reduction in value to the Borrowing Base, as determined by the Administrative Agent, that is attributable to such Borrowing Base Hedging Contract Liquidation (which amount is approved by the Required Lenders).

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by the Borrower that meets the requirements of Section 2.2.

“Business Day” means any day that is not a Saturday, Sunday, or other day that is a legal holiday under the laws of the State of Texas or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Lease Obligation” means, with respect to any Person and any Capital Lease to which such Person or such Person’s assets are subject, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability with respect to such Capital Lease on the balance sheet of such Person (or on any consolidated balance sheet that includes such Person’s assets and liabilities).

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases or finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateral” has the meaning given to such term in Section 2.14(a). “Cash Collateralize” has the correlative meaning.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b) demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States or any state therein, that has capital, surplus, and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d) open market commercial paper, maturing within 270 days after acquisition thereof, rated in the highest grade by Moody’s or S & P; and

(e) deposits in money market funds or mutual funds substantially all of whose assets comprise securities of the types described in the preceding clauses (a) through (d), inclusive, of this definition.

“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to any Restricted Person, in its capacity as a provider of such service. If a Person ceases to be a Lender or an Affiliate of a Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to the Cash Management Services that were entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Cash Management Obligation” means any obligation of any Restricted Person arising from time to time in respect of Cash Management Services heretofore, presently, or hereafter entered into with a Cash Management Lender; provided that if any Person that was a Cash Management Lender ceases to be a Lender or an Affiliate of a Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Restricted Person during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any Cash Management Services provided to such Restricted Person after such Person ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Services” means any banking services that are provided to any Restricted Person by a Cash Management Lender (other than pursuant to this Agreement), including: (a) credit cards; (b) credit card processing services; (c) debit cards; (d) purchase cards; (e) stored value cards; (f) automated clearing house or wire transfer services; or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Casualty Event” means any loss, casualty, or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any asset or property of the Borrower or any other Restricted Person.

“Change in Law” means (a) the adoption or taking effect of, or any change in, any Law, or any change in the interpretation, implementation, administration, or application of any Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation, implementation, administration, or application thereof, or (b) compliance by any Lender with any request, rule, guideline, or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case, occurring after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, or issued.

“Change of Control” means the occurrence of any of the following events:

(a) any Person, other than a Permitted Holder, shall (i) become the owner (which ownership may be either direct or indirect) of at least 50.01% of all of the outstanding voting Equity in the Borrower or (ii) Control the Borrower;

(b) Kirk Goehring shall cease for any reason to be (directly or indirectly) Chief Executive Officer of Borrower and active in the day-to-day management of the Borrower and, within 120 days after such cessation, a replacement or replacements reasonably acceptable to the Administrative Agent have not been appointed (it being understood that (x) the Administrative Agent shall not unreasonably withhold, delay or condition such consent and (y) if the Administrative Agent has not notified the Borrower as to whether such replacement is reasonably acceptable within thirty (30) days of receiving notice of such replacement from the Borrower, such replacement shall be deemed to be reasonably acceptable); or

(c) the Borrower shall cease (i) to be the owner (which ownership may be either direct or indirect) of all of the Equity in each Guarantor or (ii) to Control each Guarantor, except, in each case, pursuant to a transaction permitted by Section 5.4 in which a Guarantor ceases to exist or a transaction permitted by Section 5.5.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 7.1 shall have been satisfied or waived.

“Collateral” means any property of any kind that is subject to a Lien in favor of any Lender Party (or in favor of the Administrative Agent for the benefit of any Lender Party) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures all or any part of the Secured Obligations.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 11.4, as such obligations may be increased, reduced, or terminated pursuant to the terms hereof.

“Commitment Fee Rate” means, on any date, the applicable rate per annum set forth as such in the definition of “Applicable Margin” based upon the Utilization Percentage then in effect.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of the Lenders to make Loans hereunder and the obligations of the LC Issuer to issue Letters of Credit hereunder have been terminated or the Loans first become due and payable in full).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation, or order of the U.S. Commodity Futures Trading Commission promulgated thereunder (or the application or official interpretation of any thereof).

“Compliance Certificate” means a certificate in substantially the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period”, or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, the applicability and length of lookback periods, the applicability of Section 2.16(e) and other technical, administrative, or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its consolidated subsidiaries.

“Consolidated Adjusted EBITDAX” means, for any period of determination, Consolidated EBITDAX for each Test Period adjusted to give effect to any acquisition or divestiture made by the Borrower or any of its Consolidated Subsidiaries during such period as if such transactions had occurred on the first day of such period, regardless of whether the effect is positive or negative.

“Consolidated EBITDAX” means, for any period (without duplication), the amount equal to (a) the sum of (i) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus (ii) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining such Consolidated Net Income, plus (iii) all income, franchise or similar Taxes (including Permitted Tax Distributions), however denominated, that were deducted in determining such Consolidated Net Income, plus (iv) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, exploration, and abandonment expenses, and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of ASC Topic 815, ASC Topic 410, or ASC Topic 360) that were deducted in determining such Consolidated Net Income, plus (v) all losses from asset dispositions (other than Hydrocarbons produced in the ordinary course of business) that were deducted in determining such Consolidated Net Income, plus (vi) for any period including the Closing Date, fees and expenses incurred in connection with this Agreement and the other Loan Documents that were deducted in determining such Consolidated Net Income, plus (vii) to the extent deducted in determining such Consolidated Net Income, transaction costs and other non-recurring expenses approved by Administrative Agent in its reasonable discretion, plus (viii) costs or expenses that were deducted in determining such Consolidated Net Income to the extent such costs or expenses were reimbursed by any Person who is not a Restricted Person during the relevant period minus (b) all non-cash items of income and all gains from asset dispositions (other than Hydrocarbons produced in the ordinary course of business) that were included in determining such Consolidated Net Income.

“Consolidated Funded Debt” means (without duplication), as of any date of determination, the outstanding principal amount of all Indebtedness of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, described in clauses (a), (b) (and, for the avoidance of doubt, giving effect to the proviso at the end of the definition of “Indebtedness”), (c), (e), (h), and (i) of the definition herein of “Indebtedness” (but only to the extent of unreimbursed amounts under such letters of credit, surety, or other bonds, bankers acceptances and similar instruments).

“Consolidated Net Income” means, for any period, the Borrower’s and its Consolidated Subsidiaries’ net income (or loss) after allowances for Taxes payable by the Borrower and the Consolidated Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any of its Consolidated Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to any of its Consolidated Subsidiaries, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries; and (d) any gains or losses attributable to writeups or writedowns of assets; provided further that if the Borrower or any of its Consolidated Subsidiaries shall acquire or dispose of any Property during such period in an aggregate amount that equals or exceeds ten percent (10%) of the Borrowing Base then in effect, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter acquired or created) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls,” “Controlling,” and “Controlled” have meanings correlative thereto.

“Cure Amount” has the meaning given to such term in Section 8.4.

“Cure Right” has the meaning given to such term in Section 8.4.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event, or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both, constitute an Event of Default.

“Default Rate” means, at the time in question, the rate per annum equal to 2.00% above the Adjusted Term SOFR Margin Rate then in effect for such Loan; provided that, in each case, the Default Rate shall never exceed the Highest Lawful Rate.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any LC Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuer, and each Lender.

“Deposit Accounts” means, collectively, all of the “deposit accounts” (as such term is defined in the UCC) of the Restricted Persons.

“Determination Date” means each date on which a redetermined Borrowing Base, or a change in the amount of the Borrowing Base, takes effect pursuant to the provisions of Section 2.8 or Section 4.15(e) or otherwise.

“Disclosure Schedule” means Schedule 2 hereto.

“Disposition” means the sale, assignment, farm-out, conveyance, transfer, license, lease, or other disposition (including any sale and leaseback transaction) of any property or asset by any Person, including any assignment, novation, monetization, termination, or close out of any Hedging Contract. “Dispose” has the correlative meaning.

“Disqualified Capital Stock” means any Equity in a Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to Payment in Full), matures or is mandatorily redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) Payment in Full.

“Distribution” means (a) any dividend, distribution, or other payment made by a Restricted Person on or in respect of any Equity in such Restricted Person, or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Notice” has the meaning given to such term in Section 2.7(b).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.4(b)(iii), (v), and (vi) (subject to such consents, if any, as may be required under Section 11.4(b)(iii)).

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 4.2.

“Environmental Laws” means any and all Laws relating to (x) protection of the environment, (y) emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or toxic, or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or toxic, or hazardous substances or wastes or (z) the remediation of any part of the environment in connection with any of the foregoing.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant, or any other right to acquire any share of capital stock or any partnership, profits, capital, membership, or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all of the rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to, or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430, and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“Erroneous Payment” has the meaning given to such term in Section 10.21(a).

“Erroneous Payment Deficiency Assignment” has the meaning given to such term in Section 10.21(d)(i).

“Erroneous Payment Return Deficiency” has the meaning given to such term in Section 10.21(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning given to such term in Section 10.21(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Account” has the meaning given to such term in the Security Agreement.

“Excluded Property” means, with respect to any Restricted Person, such Restricted Person’s right, title, and interest in and to: (a) any instrument, license, lease, permit, charter, contract, agreement, or other document if and solely to the extent that (and so long as) such instrument, license, lease, permit, charter, contract, agreement, or other document is subject to a prohibition or other restriction which provides that the attachment or creation of a security interest in the right, title, or interest of such Restricted Person therein in favor of the Administrative Agent under any Security Document would be prohibited and would, in and of itself, cause or result in a breach or termination thereof or default thereunder enabling the other party to such instrument, license, lease, permit, charter, contract, agreement, or other document (other than any other Restricted Person) to enforce any remedy with respect thereto, and, in each case, such prohibition or other restriction has not been waived or the consent of the other party to such instrument, license, lease, permit, charter, contract, agreement, or other document has not been obtained; provided that the foregoing exclusions shall in no way be construed (i) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9.406, 9.407, 9.408, or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or (ii) to apply to the extent that any consent or waiver has been obtained that would permit the grant of a security interest therein notwithstanding the prohibition or restriction; (b) any property to the extent that the grant of a security interest therein is prohibited by any applicable law, except to the extent that such prohibition is deemed ineffective under Section 9.406, 9.407, 9.408, or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; (c) any trademark application filed in the United States Patent and Trademark Office on the basis of such Restricted Person’s intent-to-use such trademark prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, and only for so long as, the granting by such Restricted Person of a security interest therein would result in the loss by such Restricted Person of any rights therein, or impair the validity or enforceability of any registration that issues therefrom under applicable federal law; (d) any “commercial tort claims” (as such term is defined in the UCC) not in excess of $500,000 individually or $1,000,000 in the aggregate; (e) any “chattel paper” (as such term is defined in the UCC) evidencing an amount not in excess of $500,000 individually or $1,000,000 in the aggregate; (f) “letter of credit rights” (as such term is defined in the UCC) associated with any Letters of Credit with a maximum draw amount not in excess of $500,000 (except to the extent a security interest in such Letter of Credit can be perfected by filing a UCC financing statement); (g) any motor vehicles or other assets subject to certificates of title (in each case, except to the extent the security interest in such assets can be perfected by the filing of an “all assets” UCC-1); (h) any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Floor Insurance Regulation); (i) its assets with respect to which, in the reasonable discretion of the Administrative Agent and the Borrower, the burdens, costs or consequences of obtaining a Lien on such assets (including any tax effects relating thereto) are excessive in view of the benefits to be obtained by the Secured Parties; and (j) Excluded Accounts and all funds and other property held in or maintained in any Excluded Account; provided, however, that “Excluded Property” shall (i) not include any right to receive proceeds from the sale or other disposition of Excluded Property or any proceeds, substitutions, or replacements of Excluded Property (unless such proceeds, substitutions, or replacements would constitute Excluded Property) and (ii) with respect to the exclusions set forth in clauses (b) and (c) of this definition, not be construed to limit, impair, or otherwise affect the Administrative Agent’s continuing security interests in any Restricted Person’s rights to or interests of any Restricted Person in (A) monies due or to become due under any such instrument, license, lease, permit, charter, contract, agreement, other document, or property (to the extent not prohibited by such instrument, license, lease, permit, charter, contract, agreement, other document, property and applicable law), or (B) any proceeds from the sale, license, lease, or other disposition of any such instrument, license, lease, permit, charter, contract, agreement, other document, or property (unless, in each case, such monies or proceeds would constitute Excluded Property).

“Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Guarantor, or grant of such security interest by such Guarantor, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net or overall gross income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) that are imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Sections 2.17(g) or 2.17(h); and (d) any Taxes imposed under FATCA.

“Facility Usage” means, at the time in question, the aggregate principal amount of the outstanding Loans and the Letter of Credit Liabilities at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code (including any amended or successor version) and any U.S. or non-U.S. fiscal or regulatory legislation, guidance notes, rules or official administrative practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code and analogous provisions of non-U.S. law.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (i) the letter, dated as of the Closing Date, from the Administrative Agent to the Borrower relating to an upfront fee, (ii) the letter, dated as of the Closing Date, from the Administrative Agent to the Borrower relating to an arrangement fee and (iii) the letter, dated as of the Closing Date, from the Administrative Agent to the Borrower relating to an agency fee, in each case, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time. “Financial Covenant Event of Default” has the meaning given to such term in Section 8.1(c).

“Fiscal Quarter” means a 3-month period ending on March 31, June 30, September 30, or December 31 of any year.

“Fiscal Year” means a 12-month period ending on December 31 of any year.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001 et seq.), and (d) the Flood Insurance Reform Act of 2004, in each case, as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means a per annum rate of interest equal to one percent (1.0%).

“Floor Contracts” means put option contracts or other floor derivative contracts that provide for payments to a Restricted Person in the event that crude oil or natural gas prices fall below a specified level and that do not require any payments by any Restricted Person other than an initial premium or purchase price. For the avoidance of doubt, “Floor Contracts” do not include swaps or collars.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of any Restricted Person that is not organized under the laws of the U.S. or any state thereof or the District of Columbia.

“Free Cash Flow” means, in respect of the Free Cash Flow Rolling Period, the positive remainder, if any, of (a) Consolidated EBITDAX for the Free Cash Flow Rolling Period ending on the last day of such Fiscal Quarter minus (b) the increase (or plus the decrease) in non-cash working capital (excluding, for the avoidance of doubt, non-cash assets and non-cash obligations, in each case, under FASB ASC 815 and any increase or decrease in working capital due to the reclassification of liabilities from short-term liabilities to long-term liabilities or vice versa, unless such liabilities become due within such Free Cash Flow Rolling Period) for the Free Cash Flow Rolling Period ending on the last day of such Fiscal Quarter, minus (c) the sum, in each case without duplication, of the following amounts for the Free Cash Flow Rolling Period: (i) the aggregate amount of all cash payments of Debt (other than the Loans) which cannot be reborrowed pursuant to the terms of such Debt, plus (ii) the aggregate amount actually paid by the Borrower or any of its Consolidated Subsidiaries in cash during such Free Cash Flow Rolling Period on account of capital expenditures and acquisitions, plus (iii) interest expense paid in cash during such Free Cash Flow Rolling Period by the Borrower or any of its Consolidated Subsidiaries, plus (iv) Taxes (including income, franchise or margin taxes) and/or Permitted Tax Distributions paid in cash during such Free Cash Flow Rolling Period by the Borrower or any of its Consolidated Subsidiaries, plus (v) exploration expenses paid in cash during such Free Cash Flow Rolling Period by the Borrower or any of its Consolidated Subsidiaries, plus (vi) Distributions made in cash (other than those made in reliance on Available Free Cash Flow pursuant to pursuant to Section 5.6(d) and other than Distributions made to the Borrower or any Subsidiary of the Borrower from any Subsidiary of the Borrower) and Investments made in cash pursuant to subsection (h) of the definition of “Permitted Investments”, in each case, during such Free Cash Flow Rolling Period, and (vii) to the extent not included in the foregoing and added back in the calculation of Consolidated EBITDAX, any other cash charge that reduces the earnings of the Borrower and its Consolidated Subsidiaries, except, in the case of each of the foregoing, to the extent financed with proceeds of the issuance of Equity or capital contributions.

“Free Cash Flow Rolling Period” means, with respect to any Fiscal Quarter, the period of four (4) consecutive Fiscal Quarters ending on the last day of such Fiscal Quarter.

“Frost Bank” means Frost Bank, a Texas state bank.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans, bonds, and similar extensions of credit in the ordinary course of its activities.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of the Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the Closing Date in a manner consistent with the manner in which such principles and practices were applied by the Restricted Persons on and as of the Closing Date. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to the Administrative Agent, and the Required Lenders, the Administrative Agent, and the Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directive or requirement, including, without limitation, Environmental Laws, energy regulations, and legally binding occupational, safety, and health standards or controls, of any Governmental Authority.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity, or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Guarantor” means BENCHMARK OPERATING, LLC, a Texas limited liability company, and each other Subsidiary of the Borrower who has guaranteed some or all of the Secured Obligations or any other Person who has guaranteed some or all of the Secured Obligations pursuant to Section 4.14.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic, or hazardous substances or wastes, or otherwise, in each case due to their hazardous, toxic, dangerous or deleterious properties or characteristics.

“Hedge Liabilities” means any obligation of any Restricted Person arising from time to time under or in connection with any Hedging Contract heretofore, presently, or hereafter entered into with a Lender Counterparty; provided that (a) if any Person that was a Lender Counterparty ceases to be a Lender or an Affiliate of a Lender, the obligations owing to such Person under any Hedging Contracts shall continue to be Hedge Liabilities only to the extent arising from transactions entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender and the Hedge Liabilities shall not include any obligations arising from any transaction entered into after such Person ceases to be a Lender or an Affiliate of a Lender, (b) if any obligation that is a Hedge Liability is assigned or transferred to any Person that is not a Lender Counterparty, such obligation shall thereupon cease to be a Hedge Liability, and (c) the Hedge Liabilities owed by any Restricted Person shall not include any Excluded Swap Obligation with respect to such Restricted Person.

“Hedge Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been terminated and the amount payable thereunder, including the early termination amount, unpaid amounts and other close-out amounts have been determined in accordance therewith, such termination amount(s) and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in each relevant type of Hedging Contract (which may include a Lender Counterparty).

“Hedging Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, and any other commodity swap (including price protection for future production of crude oil, natural gas, natural gas liquids, or other hydrocarbons or mineral or mining interests and rights therein), commodity option, interest rate swap (including rate hedge products), basis or currency or cross-currency rate swap, forward rate, cap, call, floor, put, collar, future rate, forward agreement, spot contract, or other credit, price, foreign exchange, rate, equity, equity index option, bond option, interest rate option, rate protection agreement, currency option, or other option, or commodities derivative, exchange, risk management, or protection agreement, or commodity, securities, index, market, or price-linked transaction or agreement, or any option with respect to any such transaction or similar transaction or combination of any of the foregoing, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices, indexes, or other financial measures and whether such transactions or combinations thereof are governed by or subject to any master agreement or other similar agreement or arrangement, including all obligations and liabilities thereunder, and including all renewals, extensions, amendments, and other modifications thereof or substitutions therefor; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, or consultants of any Restricted Person shall be a “Hedging Contract”. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Hedging Contract will be a separate Hedging Contract for the purposes of this Agreement, but such treatment under this Agreement shall not be interpreted or construed to interfere with or undermine the payment, termination or close-out netting provisions set forth in such master agreement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum non-usurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Hydrocarbons” means crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all of the other liquid or gaseous hydrocarbons, together with all of the products refined, processed, or separated therefrom.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a) Liabilities for borrowed money;

(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services other than any earn-out obligation prior to such earn-out obligation being required to be listed on the balance sheet of such Person in accordance with GAAP;

(c) Liabilities evidenced by a bond, debenture, note, or similar instrument (provided that at no time shall surety bonds, performance bonds or similar instruments be included within this clause);

(d) Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof that would be accounted for as an interest expense under GAAP;

(e) Liabilities constituting principal under Capital Lease Obligations;

(f) Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities, or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(g) Liabilities with respect to Disqualified Capital Stock;

(h) Liabilities with respect to unreimbursed letters of credit or applications or reimbursement agreements therefor;

(i) Liabilities with respect to banker’s acceptances;

(j) Liabilities (i) to pay for goods or services even if such goods or services are not actually received or utilized (other than incurred in the ordinary course of business, including firm transportation or storage or drilling contracts incurred in the ordinary course of business in connection with the operation of the Oil and Gas Properties) or (ii) with respect to advance payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(k) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor not incurred in the ordinary course of business;

provided, however, that the “Indebtedness” of any Person shall not include (x) Liabilities that were incurred by such Person on customary terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business unless and until such Liabilities (i) are outstanding more than 90 days past the original invoice or billing date therefor or (ii) are being contested; provided that such 90-day period shall be extended if such Person is contesting such Liabilities in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other underperformed obligations of the respective seller and (z) in the case of the Restricted Persons, all intercompany Indebtedness (solely among Restricted Persons) in compliance with Section 5.1(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Engineers” means (a) Cawley Gillespie and Associates, Russel K. Hall & Associates, Inc., (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott Company Petroleum Consultants, L.P. or (d) any other nationally recognized independent petroleum engineering company that is designated by the Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

“Initial Engineering Report” means the reserve engineering report with respect to the Oil and Gas Properties of the Restricted Persons prepared as of January 1, 2023, by Cawley Gillespie and Associates, a copy of which report has been delivered to the Administrative Agent.

“Insolvent” means, with respect to any Person, on a Consolidated basis, that (a) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or similar arrangement), at a fair valuation, (b) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (c) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur, debts (after taking into account the timing and amounts of cash to be received by such Person and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) that will be beyond its ability to pay as such debts become absolute and mature. In determining whether a Person is “Insolvent,” all rights of contribution of each Restricted Person against the other Restricted Persons under the guaranty of the Obligations, at law, in equity, or otherwise shall be taken into account.

“Interest Payment Date” means (a) the first (1st) day of each February, May, August, and November, commencing August 1, 2024, and (c) the Maturity Date.

“Interest Period” means, as to any Borrowing, the period commencing on the first (1st) day of each month and ending on the numerically corresponding day in the calendar month that is one month thereafter (in each case, subject to the availability thereof); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date, and (d) no tenor that has been removed from this definition pursuant to Section 2.16(c)(iv) shall be available for specification in such Borrowing Notice. For purposes hereof, the date of a SOFR Borrowing initially shall be the date on which such SOFR Borrowing is made and thereafter shall be the effective date of each Interest Period for such SOFR Borrowing.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment made directly or indirectly in any Person, whether by purchase or acquisition of Equity, Indebtedness, or other obligations or securities or by extension of credit, loan, advance, or capital contribution and whether made in cash, by the transfer of property, or by any other means.

“IRS” means the United States Internal Revenue Service.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement, or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province, or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all of the regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by the Borrower to any LC Issuer.

“LC Conditions” has the meaning given to such term in Section 2.9.

“LC Issuer” means, collectively or individually, as the context may require, (a) Frost Bank and (b) any other Lender acceptable to the Borrower and the Administrative Agent. The LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Sublimit” means, as of any date of determination, an amount equal to fifteen percent (15%) of the Borrowing Base then in effect.

“Lender Counterparty” means any Lender or any Affiliate of any Lender that is a party to a Hedging Contract with any Restricted Person. If a Person ceases to be a Lender or an Affiliate of a Lender but remains a party to one or more Hedging Contracts with a Restricted Person that was or were entered into prior to such cessation, such Person shall nonetheless remain a Lender Counterparty, but only with respect to Hedging Contracts and transactions thereunder that were entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Lender Parties” means the Administrative Agent, the LC Issuer, and all of the Lenders.

“Lenders” means each Person listed on the Lenders Schedule, including Frost Bank in its capacity as a Lender hereunder rather than as Administrative Agent or LC Issuer, and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lenders Schedule” means Schedule 1 hereto.

“Lending Office” means (a) with respect to any Lender, the office of such Lender specified as its “Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to the Borrower and the Administrative Agent, (b) with respect to any LC Issuer, the office, branch, or agency through which such LC Issuer issues Letters of Credit, and (c) with respect to the Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Letter of Credit” means a standby letter of credit issued pursuant to this Agreement for the account of the Borrower by an LC Issuer that expires by its terms no later than the Letter of Credit Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more successive periods of up to fifteen (15) months; provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the Letter of Credit Termination Date.

“Letter of Credit Fee Rate” means, on any date of determination, the rate per annum equal to two percent (2.0%).

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) the amount then available for drawing under all of the outstanding Letters of Credit without regard to whether any conditions to drawing thereunder can then be met and (b) the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all of the Letters of Credit.

“Letter of Credit Termination Date” means the earlier of (a) the date that is fifteen (15) months after the date of issuance or extension of any Letter of Credit and (b) the fifth (5th) Business Day prior to the Maturity Date.

“Liabilities” means, as to any Person, all of the indebtedness, liabilities, and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed, or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Revolving Notes, the Fee Letters, the Security Documents, the Letters of Credit, the LC Applications, and all of the other agreements, certificates, documents, instruments, and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters) by or on behalf of the Borrower or any other Restricted Person.

“Loans” has the meaning given to such term in Section 2.1, and the term includes all of the SOFR Loans.

“Mandatory Commitment Reduction Amount” means $6,000,000 commencing on August 1, 2024, and continuing on November 1, 2024, February 1, 2025, and May 1, 2025, after which the Mandatory Commitment Reduction shall be $0 (unless redetermined in accordance with Section 2.8(e)).

“Market Price” has the meaning given to such term in Section 4.20(b).

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect on, (i) the Borrower’s Consolidated business, assets, properties, operations or results of operations, or financial condition, considered as a whole, or (ii) the ability of the Restricted Persons (taken as whole) to perform their obligations under the Loan Documents, or (b) a material impairment of the rights and remedies of the Administrative Agent or any other Lender Party under any Loan Document.

“Material Contract” means any contract or other agreement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation, or failure to renew would reasonably be expected to cause a Material Adverse Change, excluding oil and gas leases evidencing the Oil and Gas Properties.

“Material Indebtedness” means Indebtedness (other than the Obligations of any one or more of the Restricted Persons in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness arising from a Hedging Contract, the “principal amount” of the obligations of any Restricted Person in respect of such Hedging Contract at any time shall be the Hedge Termination Value of such Hedging Contract.

“Maturity Date” means April 17, 2027.

“Maximum Credit Amount” means $150,000,000.00.

“Maximum Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt on such date, to (b) Consolidated Adjusted EBITDAX for the Test Period.

“Minimum Collateral Amount” means Borrowing Base Properties to which are attributed not less than eighty percent (80%) of the Present Value of the Proved Reserves that are attributable to all of the Borrowing Base Properties.

“Minimum Title Amount” means Borrowing Base Properties subject to the Mortgages to which are attributed not less than eighty percent (80%) of the Minimum Collateral Amount.

“Minimum Current Ratio” means, as of any date of determination, the ratio of (a) consolidated current assets of the Borrower and its Consolidated Subsidiaries (including the Unused Availability to the extent that such unused portion can be borrowed by the Borrower without causing a Default after giving effect thereto, but excluding non-cash gains resulting from the requirements of ASC Topic 815) as of such date to (b) consolidated current liabilities of the Borrower and its Consolidated Subsidiaries (excluding non-cash losses resulting from the requirements of ASC Topic 815 and current maturities of the Obligations and other long-term indebtedness for borrowed money) as of such date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgages” means any deed of trust and/or mortgage now, heretofore, or hereafter delivered by any Restricted Person to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure the payment of any part of the Secured Obligations.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” means any Lender that does not approve or agree to (a) any Borrowing Base increase that has been approved by the Required Lenders or (b) any other consent, waiver, or amendment that requires the approval or agreement of all or all of the affected Lenders and has been approved by the Required Lenders.

“Obligations” means all of the Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all of the Letter of Credit Liabilities and the Erroneous Payment Subrogation Rights. “Obligation” means any part of the Obligations.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) all oil, gas, and/or mineral leases, oil, gas, or mineral properties, mineral servitudes, and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests, and other types of mineral interests), (b) all oil and gas gathering, treating, storage, processing, and handling assets, (c) all pipelines, and (d) all platforms, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment. Unless otherwise expressly provided herein, all of the references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Restricted Persons, as the context requires.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement, and (c) with respect to any partnership, joint venture, trust, or other form of business entity, the partnership, joint venture, or other applicable agreement of formation or organization and any agreement, instrument, filing, or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning given to such term in Section 11.4(d).

“Participant Register” has the meaning given to such term in Section 11.4(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), which was signed into law October 26, 2001, as amended.

“Payment in Full” means the occurrence of (a) the termination or expiration of the Commitments, (b) payment in full of all of the Secured Obligations (other than contingent indemnification obligations and other contingent obligations not then due and payable), (c) the expiration or termination of all of the Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to such LC Issuer have been made), and (d) the expiration, novation, or termination of all of the Hedging Contracts giving rise to Hedge Liabilities and payment in full of all of the obligations owing by any Restricted Person thereunder (other than such Hedging Contracts and Hedge Liabilities as to which other arrangements satisfactory to the relevant Lender Counterparty have been made).

“Payment Recipient” has the meaning given to such term in Section 10.21(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Holder” means Benchmark Energy II Holdings, LLC, McArron Partners LP., any Affiliates of the foregoing, and any funds or partnerships managed or advised by any of the foregoing.

“Permitted Investments” means:

(a) Investments in Cash Equivalents;

(b) Investments disclosed to the Lenders in the Disclosure Schedule;

(c) Investments consisting of Hedging Contracts permitted under Section 5.3;

(d) accounts receivable and endorsements of negotiable instruments for deposit or collection, in each case arising in the ordinary course of business;

(e) normal and prudent extensions of credit by any Restricted Person to its customers for buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;

(f) Investments in or to the Borrower and in or to Subsidiaries of the Borrower that are Guarantors (including any Person that becomes a Subsidiary of the Borrower as a result of such Investment, so long as such Person becomes a Guarantor and otherwise complies with Section 4.14 and Section 4.15);

(g) Investments received in good faith in settlement of debts in the ordinary course of business;

(h) loans or advances to employees, officers or directors for the payment of business expenses in the ordinary course of business;

(i) Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(j) Investments received in connection with the disposition of assets permitted by Section 5.5;

(k) to the extent constituting Investments, Indebtedness expressly permitted under Section 5.1;

(l) earnest money deposits required by unaffiliated third parties in connection with acquisitions expressly permitted hereunder or other Permitted Investments; and

(m) Investments not described in subsections (a) through (m), inclusive, of this definition that do not (taking into account all of the Investments of all of the Restricted Persons) exceed the Threshold Amount in the aggregate (valued at the time made and without giving regard to subsequent fluctuations in value of such Investments).

“Permitted Liens” means:

(a) statutory Liens for taxes, assessments, or other governmental charges or levies (i) that are not yet delinquent (including extensions), (ii) as to which any grace period, if any, related thereto has not expired, or (iii) that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) landlords’, operators’, carriers’, vendors’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent (i) securing obligations that are not delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness for borrowed money nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d) deposits of cash or securities to secure the performance of bids, tenders, trade contracts, government contracts, leases, performance and return of money bonds, surety and appeal bonds, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and not constituting Indebtedness for borrowed money;

(e) Liens under the Security Documents;

(f) easements, restrictions (including governmental or environmental permitting and operating restrictions), rights-of-way, servitudes, permits, conditions, encroachments, protrusions, covenants, variations in area of measurement, declarations on or with respect to the use of property, exceptions, or reservations in any property of any Restricted Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal, or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, that do not secure Indebtedness for borrowed money and that do not materially interfere with the future development of such property or with cash flow from such property as reflected in the most recently delivered Engineering Report;

(g) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired, no action to enforce such Lien has been commenced, and such Liens are covered by a bond or insurance reasonably acceptable to the Administrative Agent;

(h) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security, old age pension or public liability obligations;

(i) Liens, titles and interests of lessors of personal property leased by such lessors to a Restricted Person, restrictions and prohibitions on encumbrances and transferability with respect to such property and such Restricted Person’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which such Restricted Person’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness for borrowed money of the Restricted Persons and do not encumber property of the Restricted Persons other than the property that is the subject of such leases;

(j) Liens, titles and interests of licensors of software and other intangible personal property licensed by such licensors to a Restricted Person, restrictions and prohibitions on encumbrances and transferability with respect to such property and such Restricted Person’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which such Restricted Person’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness for borrowed money of the Restricted Persons and do not encumber property of the Restricted Persons other than the property that is the subject of such licenses;

(k) Liens under joint operating agreements, pooling or unitization agreements, or similar contractual arrangements arising in the ordinary course of the business of any Restricted Person to secure amounts owing under such agreements and contracts, which amounts (i) are not more than ninety (90) days past due or (ii) are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(l) rights reserved to or vested in any Governmental Authority pursuant to the terms of any right, license, permit, grant or law to revoke or terminate such right, license, permit or grant;

(m) (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Restricted Person securing such Restricted Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Restricted Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(n) encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which, in the aggregate, materially impairs the use of such property by any Restricted Person in the operation of its business, and none of which is or shall be violated in any material respect by existing or proposed operations;

(o) Liens on fixed or capital assets acquired, constructed, or improved by a Restricted Person; provided that: (i) such Liens secure only Purchase Money Indebtedness, Capital Lease Obligations and other Indebtedness permitted under Section 5.1(d) and interest, fees, creditor costs and expenses in connection with such Indebtedness; (ii) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction, or improvement of such fixed or capital assets or within one hundred eighty (180) days thereafter; (iii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (including fixtures, replacements, additions, improvements and accessions thereto and insurance and proceeds thereof); and (iv) the amount of Indebtedness secured thereby is not more than one hundred percent (100%) of the purchase price therefor, including reasonable fees and expenses incurred in connection therewith;

(p) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments that do not constitute Indebtedness, reversionary interests, and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest;

(q) (i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of any Restricted Person and (ii) interests or title of a lessor, sublessor, licensor or sublicensor under a lease or license agreement entered into in the ordinary course of business;

(r) Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms (pursuant to a deposit institution’s standard documentation that is provided to its customers generally) relating to banker’s liens, rights of set-off or similar rights and remedies burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account;

(s) Liens in favor of depository banks arising under documentation governing deposit accounts which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts, and similar items and fees;

(t) Liens securing Capital Lease Obligations and Purchase Money Indebtedness permitted under Section 5.1(d), but only on the property under lease or acquired with such Indebtedness, and precautionary filings in respect of other leases;

(u) additional Liens burdening property that are expressly allowed by the Security Document burdening such property; and

(v) Liens not described above; provided that such Liens do not secure Indebtedness in excess of the Threshold Amount in the aggregate.

“Permitted Tax Distributions” means tax distributions to the direct or indirect holders of the Equity in the Borrower in an aggregate amount equal to (a) the sum of the highest marginal United States federal, state and local income tax rates (including any tax imposed under Section 1411 of the Internal Revenue Code) applicable to individuals or corporations (whichever is higher) resident in New York City, New York on ordinary income, multiplied by (b) the Borrower’s income for purposes of its (or its regarded owner’s) federal income tax filings (calculated after taking into account all permitted loss carryforwards and deductions and any limitations on the utilization thereof). Permitted Tax Distributions may be made quarterly, based on the Borrower’s estimated income for each such quarterly period, and annually, based on the Borrower’s annual federal income tax filing; provided that if the aggregate quarterly estimates for any tax year exceed the corresponding annual distribution amount (calculated in accordance with the conventions set forth in this definition) for such tax year, then such excess shall be deducted from the next quarterly distribution(s) to occur after such annual federal income tax filing.

“Person” means any natural person or any corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.

“Platform” has the meaning given to such term in Section 11.3(d)(i).

“Present Value” of any Oil and Gas Property means the present value of the future net revenues attributed to such Oil and Gas Property in the most recently delivered Engineering Report using the Administrative Agent’s discount rate for credit facilities of a similar type.

“Prime Rate” means, as of any date of determination, the rate of interest per annum most recently published by The Wall Street Journal and designated as the “National Prime Rate”, as selected by the Administrative Agent (in this definition, called the “Index”). The Index is not necessarily the lowest rate charged by the Administrative Agent on its loans. If the Index becomes unavailable during the term of this Agreement, the Administrative Agent may designate a substitute for the Index in accordance with this definition and after notifying the Borrower and the Lenders thereof. Any change in the Prime Rate will become effective as of the date the rate of interest is different from that on the preceding Business Day. Under no circumstances will the interest rate on the Loans be more than the Highest Lawful Rate.

“Production Proceeds” has the meaning given to such term in Section 4.36.

“Projected PDP Oil and Gas Production” means the projected production of crude oil, natural gas, or natural gas liquids (measured by volume unit or British thermal unit (BTU) equivalent, not sales price) for the term of the contract or a particular month, as applicable, from the Proved Developed Producing Oil and Gas Properties owned by the Restricted Persons that are located in or offshore of the United States, as such production is projected in the most recently delivered Engineering Report, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such Engineering Report and after adding projected production from any properties or interests that had not been reflected in such Engineering Report but that are reflected in a separate or supplemental report meeting the requirements of Section 4.2(e) or Section 4.2(f) and otherwise are reasonably satisfactory to the Administrative Agent.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage (carried out to the fifth decimal place) of the Aggregate Commitment represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.19. If the commitment of each Lender to make Loans and the obligation of the LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1 or if the Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on the Lenders Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Proved Developed Non-Producing Reserves” means Proved Reserves that are categorized as both “Developed” and “Nonproducing” in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Developed Producing Oil and Gas Properties” means Oil and Gas Properties to which Proved Developed Producing Reserves are attributed.

“Proved Developed Producing Reserves” means Proved Reserves that are categorized as both “Developed” and “Producing” in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Oil and Gas Properties” means Oil and Gas Properties to which Proved Reserves are attributed.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped” in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness of which the proceeds are used to finance the acquisition, construction, or improvement of inventory, equipment, or other property in the ordinary course of business.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, (x) each Restricted Person that is not an individual or a natural person and that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or (y) such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any LC Issuer, as applicable.

“Register” has the meaning given to such term in Section 11.4(c).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means (a) at any time there are two or fewer Lenders, each Lender, and (b) at any time there are three or more Lenders, (x) Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitment or (y) if the commitment of each Lender to make Loans and the obligation of the LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1, Lenders holding in the aggregate at least sixty-six and two-thirds percent (66-2/3%) of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Liabilities being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, or the chief financial officer of such Person (or, if such Person has no such officers and is a limited partnership or a limited liability company, of a general partner, managing member, or member of such Person, or if such Person has no such officers and is a limited liability company, of a managing member or member of such Person, and so forth). Unless otherwise specified, all of the references to a Responsible Officer herein mean a Responsible Officer of the Borrower.

“Restricted Persons” means, collectively, the Borrower and each Subsidiary of the Borrower, and “Restricted Person” means any of the foregoing.

“Revolving Note” has the meaning given to such term in Section 2.1.

“S & P” means S&P Global Ratings, an S&P Global Inc. business, and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person located, operating, organized, or resident in a Sanctioned Country, or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“Scheduled Determination” means each determination of the Borrowing Base that is not a Special Determination.

“Secured Obligations” means all of the Obligations, all of the Cash Management Obligations, and all of the Hedge Liabilities.

“Secured Parties” means the Lender Parties, the Lender Counterparties, and the Cash Management Lenders.

“Securities Accounts” means, collectively, all of the “securities accounts” (as such term is defined in the UCC) of the Restricted Persons.

“Security Documents” means the guaranties, deeds of trust, mortgages (including the Mortgages), pledge agreements, security agreements, and other documents listed in the Security Schedule and all of the other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 3 hereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Margin Rate.

“Special Determinations” has the meaning given to such term in Section 2.8(d).

“Staff Engineers” means petroleum engineers who are employees of the Borrower or of a staffing company that provides its employees to the Borrower.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person in which more than 50% of the Equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Returns” has the meaning given to such term in Section 3.22.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other similar charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a one-month Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, (h) the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any ERISA Plan, (i) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60%, or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Test Period” means (1) for the Fiscal Quarter ending June 30, 2024, the second Fiscal Quarter of Fiscal Year 2024 annualized, (2) for the Fiscal Quarter ending September 30, 2024, the second and third Fiscal Quarters of Fiscal Year 2024 annualized, (3) for the Fiscal Quarter ending December 31, 2024, the second, third, and fourth Fiscal Quarters of Fiscal Year 2024 annualized, and (4) for the Fiscal Quarter ending March 31, 2025, and each Fiscal Quarter thereafter, the prior four Fiscal Quarters on a rolling basis.

“Threshold Amount” means $2,000,000.00.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Texas or of any other state the laws of which are required to be applied in connection with the attachment, perfection, or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unused Availability” means, at any time of determination, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base then in effect, minus (b) the Facility Usage.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2.17(g)(ii)(B)(III).

“Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Facility Usage on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Wholly-Owned Subsidiary” means any Subsidiary in which one hundred percent (100%) of the Equity, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries of the Borrower, or both.

“Withholding Agent” means any Restricted Person and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify, or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities, or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Exhibits and Schedules; Additional Definitions. All of the Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise specified, references to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, restated, amended and restated, or otherwise modified (subject to any restrictions on such amendments, supplements, restatements, or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all of the references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified, or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all of the exhibits, schedules, and other attachments thereto, and (b) shall include all of the documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” or “U.S. Government Securities Business Day” is used.

Section 1.4. Computations and Determinations. All interest and fees hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Adjusted Term SOFR Margin Rate, Adjusted Term SOFR, or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The date of funding shall be included in the calculation of interest. The date of payment of shall be excluded from the calculation of interest. Each determination by a Lender Party of amounts to be paid under Article II or any other matters that are to be determined hereunder by a Lender Party shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless the Required Lenders otherwise consent, all of the financial statements and reports furnished to any Lender Party hereunder shall be prepared and all of the financial computations and determinations pursuant hereto shall be made in accordance with GAAP. Notwithstanding the foregoing, (a) all of the financial statements delivered hereunder shall be prepared, and all of the financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, and (b) for purposes of covenant compliance, all leases by the Borrower and its Subsidiaries shall continue to be accounted for as operating leases or capital leases in accordance with generally accepted accounting principles as in effect without regard to the effectiveness of ASC Topic 842.

Section 1.5. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein, and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6. Times of Day. Unless otherwise specified, all of the references herein to times of day shall be references to Central Time (daylight or standard, as applicable).

Section 1.7. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Section 1.8. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity at such time.

Section 1.9. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of, or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, the Adjusted Term SOFR Margin Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor, or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor, or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, the Adjusted Term SOFR Margin Rate, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation, or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, the Adjusted Term SOFR Margin Rate, Term SOFR, any alternative, successor, or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, the Adjusted Term SOFR Margin Rate, Term SOFR,

or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender, or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental, or consequential damages, costs, losses, or expenses (whether in tort, contract, or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10. Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

ARTICLE II - The Loans and Letters of Credit

Section 2.1. Commitments to Lend; Revolving Notes. Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower (herein called such Lender’s “Loans”) upon the Borrower’s request from time to time during the Commitment Period; provided that (a) subject to Section 2.16 and Section 2.19, Loans shall be made by the Lenders in accordance with their respective Pro Rata Shares and as part of the same Borrowing, and (b) after giving effect to such Loans, the Facility Usage does not exceed the lesser of the Borrowing Base or the Aggregate Commitment then in effect. The aggregate amount of all of the Loans (other than Loans made pursuant to Section 2.12) in any Borrowing must be greater than or equal to $1,000,000.00 or any higher integral multiple of $100,000.00 or must equal the remaining Unused Availability. Interest on each Loan shall accrue and be due and payable as provided herein. Each Loan shall be due and payable as provided herein and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, the Borrower may borrow, repay, and reborrow hereunder. The obligation of the Borrower to repay to each Lender the aggregate amount of all of the Loans made by such Lender, together with interest accruing in connection therewith, shall, at the request of such Lender, be evidenced by a single promissory note made by the Borrower payable to such Lender or its registered assigns in substantially the form of Exhibit A with appropriate insertions (such note, such Lender’s “Revolving Note”). The amount of principal owing on any Lender’s Revolving Note at any given time shall be the aggregate amount of all of the Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Revolving Note.

Section 2.2. Requests for New Loans.

(a) Borrowing Notices. The Borrower must give to the Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by the Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(i) specify the aggregate amount of any such Borrowing and the date on which such SOFR Loans are to be advanced (which date shall be a Business Day); and

(ii) be received by the Administrative Agent not later than 12:00 p.m. on the second (2nd) U.S. Government Securities Business Day preceding the day on which any such SOFR Loans are to be made.

Each such written request or confirmation must be made in substantially the form of the “Borrowing Notice” attached hereto as Exhibit B, duly completed, and each Borrowing Notice shall be irrevocable and binding on the Borrower. Each such telephonic request shall be deemed a representation, warranty, acknowledgment, and agreement by the Borrower as to the matters that are required to be set out in such written confirmation.

(b) Notice to Lenders by the Administrative Agent. Upon receipt of any such Borrowing Notice, the Administrative Agent shall give each Lender prompt notice of the terms thereof. If all of the conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Lending Office the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower.

(c) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may in its discretion assume that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (1) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (2) in the case of a payment to be made by the Borrower, the interest rate applicable to SOFR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.3. Continuations and Conversions of Existing Loans. [Intentionally omitted]

Section 2.4. Use of Proceeds. The Borrower shall use the proceeds of the Loans to fund the development of the Oil and Gas Properties of the Restricted Persons, to finance acquisitions of Oil and Gas Properties permitted hereby, to finance capital expenditures, to refinance Letter of Credit Liabilities, to pay fees and expenses incurred under the Loan Documents, and to provide working capital for its operations and for other lawful general business purposes. The Borrower shall use all of the Letters of Credit for its lawful general business purposes. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household, or agricultural purposes or for the purpose, whether immediate, incidental, or ultimate, of purchasing, acquiring, or carrying any “margin stock” (as such term is defined in Regulation U) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. The Borrower represents and warrants that the Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. No Borrowing or Letter of Credit, use of proceeds, or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 2.5. Interest Rates and Fees; Payment Dates.

(a) Interest Rates. From and following the Closing Date, the principal amount of the Loans outstanding from day to day shall bear interest at a rate per annum equal to the Adjusted Term SOFR Margin Rate.

(b) Default Rate. Notwithstanding the foregoing, from and after the maturity of the Loans, whether at the stated maturity or upon acceleration, and, at the election of Required Lenders from and after the occurrence and during the continuance of an Event of Default, all of the outstanding Loans shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate until the first date thereafter upon which there shall be no Event of Default continuing.

(c) Borrowing Base Deficiency Rate. Notwithstanding the foregoing, at all times from and after the date that is thirty (30) days after the date on which the Borrower receives a Borrowing Base Deficiency Notice until the date on which such Borrowing Base Deficiency shall cease to exist and to the extent that the Loans do not otherwise bear interest at the Default Rate, all of the outstanding Loans shall bear interest, after as well as before judgment, at a rate per annum equal to the Borrowing Base Deficiency Rate.

(d) Unused Commitment Fees. From and following the Closing Date, the Borrower will pay to the Administrative Agent, for the account of each Lender in accordance with such Lender’s Pro Rata Share, an unused commitment fee (determined on a daily basis) in an amount equal to the product of (i) the Unused Availability at the end of each such day and (ii) the Commitment Fee Rate as shown in the definition of Applicable Margin. Accrued unused commitment fees shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(e) Borrowing Base Increase Fee. The Borrower will pay to the Administrative Agent, for the account of each Lender then party to this Agreement, on each Determination Date on which the Borrowing Base is increased, a borrowing base increase fee (if any) in an amount to be mutually agreed upon and to be set forth in a separate written agreement. Such borrowing base increase fee shall be due and payable on the effective date of such Borrowing Base increase.

(f) Fee Letters. In addition to all of the other amounts due under the Loan Documents, the Borrower will pay to the Administrative Agent the fees required by the Fee Letters.

(g) Payment Dates. On each Interest Payment Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders to whom such payment is owed all of the unpaid interest that has accrued on the Loans to but excluding such Interest Payment Date. On the Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders to whom such payment is owed the entire unpaid principal balance of the Loans then outstanding and all of the accrued and unpaid interest on the Loans.

Section 2.6. Optional Prepayments and Commitment Reductions.

(a) Optional Prepayments. The Borrower may, from time to time and without premium or penalty, prepay the Loans, in whole or in part, upon prior written notice to the Administrative Agent; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. on the third (3rd) U.S. Government Securities Business Day preceding the day on which any SOFR Loan is to be prepaid, (ii) the aggregate amount of any partial prepayment of principal of the Loans equals $1,000,000.00 or any higher integral multiple of $100,000.00, and (iii) if the Borrower prepays any SOFR Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to the Administrative Agent any amounts due under Section 2.16. Each prepayment of principal under this section shall be accompanied by all of the interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

(b) Optional Commitment Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitment, or from time to time permanently reduce the Aggregate Commitment; provided that (i) any such notice shall be received by the Administrative Agent at least three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Facility Usage would exceed the Aggregate Commitment, and (iv) if, after giving effect to any reduction of the Aggregate Commitment, the LC Sublimit exceeds the amount of the Aggregate Commitment, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitment. Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.

Section 2.7. Mandatory Prepayments.

(a) Aggregate Commitment Prepayments. If at any time the Facility Usage exceeds the Aggregate Commitment (whether due to a reduction in the Aggregate Commitment in accordance with this Agreement or otherwise), the Borrower shall immediately upon demand prepay the principal of the Loans (and after all of the Loans are repaid in full, provide Cash Collateral in accordance with Section 2.14) in an amount at least equal to such excess.

(b) Borrowing Base Deficiency Prepayments. If at any time the Facility Usage is less than or equal to the Aggregate Commitment but in excess of the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), except with respect to a Borrowing Base adjustment pursuant to Section 2.8(e) or Section 2.8(f), within ten (10) days after the Administrative Agent delivers a Borrowing Base Deficiency Notice to the Borrower, the Borrower shall give notice to the Administrative Agent electing to eliminate the Borrowing Base Deficiency as provided in clause (i), (ii), or (iii) of this subsection, or in a combination of clauses (i), (ii) and (iii) of this subsection (such notice from the Borrower, the “Election Notice”), whereupon the Borrower shall be obligated to eliminate such Borrowing Base Deficiency in such manner, and any failure to deliver such Election Notice shall be deemed to be an election by the Borrower to eliminate such deficiency as provided in clause (i):

(i) prepay the principal of the Loans (and, if the Facility Usage exceeds the Borrowing Base after all of the Loans are repaid in full, provide Cash Collateral in accordance with Section 2.14) in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency (or, if the Facility Usage exceeds the Borrowing Base after the Loans have been paid in full, provide Cash Collateral in accordance with Section 2.14), such prepayment to be made in full on or before the thirtieth (30th) day after the Borrower’s receipt of the Borrowing Base Deficiency Notice;

(ii) prepay the principal of the Loans (and after all of the Loans are repaid in full, provide Cash Collateral in accordance with Section 2.14) in up to six (6) monthly installments in an aggregate amount at least equal to such Borrowing Base Deficiency, with each such installment equal to or in excess of one-sixth of such Borrowing Base Deficiency, and with the first such installment to be paid within thirty (30) days after the Borrower’s receipt of the Borrowing Base Deficiency Notice and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; or

(iii) provide (or cause the other Restricted Persons to provide) Security Documents in form and substance satisfactory to the Administrative Agent granting, confirming, and perfecting first and prior Liens on collateral acceptable to all of the Lenders (subject only to Permitted Liens), to the extent needed to allow all of the Lenders to increase the Borrowing Base (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount that eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to the Administrative Agent within thirty (30) days after the Administrative Agent confirms to the Borrower what collateral shall be required. If, prior to any such specification by the Administrative Agent, the Required Lenders determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, within ten (10) days after receiving notice of such determination from the Administrative Agent, the Borrower will elect to make, and thereafter make, the prepayments specified in either of the preceding clauses (i) or (ii) of this subsection (b).

(c) Mandatory Commitment Reduction Prepayments. Upon any Mandatory Commitment Reduction pursuant to Section 2.8(e), if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall (i) prepay the principal of the Loans in an aggregate amount equal to such Borrowing Base Deficiency and (ii) if a Borrowing Base Deficiency remains after prepaying all of the Loans as a result of Letter of Credit Liabilities, deposit with the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.14. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date of such adjustment to the Borrowing Base.

(d) Borrowing Base Property Dispositions and Hedging Contract Liquidations. Upon any adjustment to the Borrowing Base pursuant to Section 2.8(f), if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall (i) prepay the principal of the Loans in an aggregate amount equal to such Borrowing Base Deficiency and (ii) if a Borrowing Base Deficiency remains after prepaying all of the Loans as a result of Letter of Credit Liabilities, deposit with the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.14. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date of such adjustment to the Borrowing Base.

(e) Prepayments Generally. Each prepayment of principal under this section shall be accompanied by all of the interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8. Borrowing Base.

(a) Initial Borrowing Base. During the period from and including the Closing Date to but excluding the first Determination Date, the Borrowing Base shall be $85,000,000.00. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the terms hereof.

(b) Scheduled Borrowing Base Redeterminations. By April 1 and October 1 of each year, commencing with the first such date to occur after the Closing Date, the Borrower shall furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to each Lender) all of the information, reports, and data that the Administrative Agent has then reasonably requested concerning the businesses and properties of the Restricted Persons (including their Oil and Gas Properties and interests and the reserves and production relating thereto), together with, as applicable, the Engineering Report as of January 1 of such year described in Section 4.2(e) or as of July 1 of such year described in Section 4.2(f).

Within fifteen (15) days after receiving such information, reports, and data, or as promptly thereafter as practicable, the Administrative Agent shall, in its discretion and in good faith (in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time), determine the amount of a proposed Borrowing Base and any Mandatory Commitment Reduction, and the Administrative Agent shall then deliver to each Lender such proposed Borrowing Base and any Mandatory Commitment Reduction. Within thirty (30) days after the Lenders’ receipt of such proposed Borrowing Base and any Mandatory Commitment Reduction, or as promptly thereafter as practicable, the Required Lenders shall agree on an amount for the Borrowing Base and Mandatory Commitment Reduction (provided that all of the Lenders must agree on any increase in the Borrowing Base or any reduction in the existing Mandatory Commitment Reduction), which Borrowing Base and Mandatory Commitment Reduction need not be equal to such proposed Borrowing Base and Mandatory Commitment Reduction. The Required Lenders shall determine the amount of the Borrowing Base and Mandatory Commitment Reduction based upon the loan collateral value that they in their discretion (exercised in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time) assign to the discounted net present value of the Oil and Gas Properties of the Restricted Persons included in the Collateral at the time in question and based upon such other credit factors (including the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management, and ownership of the Restricted Persons) as they in their discretion deem significant. Without limiting the foregoing, the proposed Borrowing Base and Mandatory Commitment Reduction shall be determined based upon the interests of the Restricted Persons in their Oil and Gas Properties. If, at the end of such thirty (30) days, any Lender has not communicated its approval or disapproval of any proposed Borrowing Base or Mandatory Commitment Reduction in writing to the Administrative Agent, such silence shall be deemed to be an approval of the proposed Borrowing Base and Mandatory Commitment Reduction, respectively. If the Required Lenders (or all of the Lenders in the case of an increase in the Borrowing Base or any reduction in the existing Mandatory Commitment Reduction) have not approved the Borrowing Base and Mandatory Commitment Reduction within the forty-five (45) day period after their receipt of such proposed Borrowing Base and Mandatory Commitment Reduction, the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base (and the lowest Mandatory Commitment Reduction) then acceptable to a number of the Lenders sufficient to constitute the Required Lenders (or all of the Lenders in the case of an increase in the Borrowing Base or any reduction in the existing Mandatory Commitment Reduction) and such amount shall then become the Borrowing Base and Mandatory Commitment Reduction. The Administrative Agent shall by notice to the Borrower designate such amount as the new Borrowing Base and Mandatory Commitment Reduction available to the Borrower hereunder, which designation shall take effect immediately on the date such notice is sent and shall remain in effect until but not including the next Determination Date. IT IS EXPRESSLY UNDERSTOOD THAT THE LENDERS AND THE ADMINISTRATIVE AGENT HAVE NO OBLIGATION TO AGREE UPON OR DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNT, WHETHER IN RELATION TO THE MAXIMUM CREDIT AMOUNT OR OTHERWISE, AND THAT THE LENDERS’ COMMITMENTS TO ADVANCE FUNDS HEREUNDER ARE DETERMINED BY REFERENCE TO THE BORROWING BASE FROM TIME TO TIME IN EFFECT, WHICH BORROWING BASE SHALL BE USED FOR CALCULATING UNUSED COMMITMENT FEES UNDER SECTION 2.5(D) AND, TO THE EXTENT PERMITTED BY LAW AND REGULATORY AUTHORITIES, FOR THE PURPOSES OF CAPITAL ADEQUACY DETERMINATION AND REIMBURSEMENTS UNDER SECTION 2.16.

(C) Failure to Deliver Engineering Information. If the Borrower does not furnish all such information, reports, and data by the date specified in the first sentence of subsection (b) of this section, the Administrative Agent may nonetheless determine the Borrowing Base at any amount that the Required Lenders determine and may redetermine the Borrowing Base from time to time thereafter (provided that all of the Lenders must agree to any increase in the Borrowing Base and such determinations and redetermination must be made in good faith (in accordance with each Lenders’ usual and customary oil and gas lending criteria as they exist at the particular time) and otherwise in accordance with the procedure set forth in subsection (b) of this section) until each Lender receives all such information, reports, and data, whereupon the Required Lenders (or all of the Lenders, as applicable) shall designate a new Borrowing Base as described above.

(d) Special Borrowing Base Redeterminations. In addition to the redeterminations of the Borrowing Base pursuant to subsections (b) and (c) of this section, the Borrower and the Administrative Agent (or the Administrative Agent at the request of the Required Lenders) may each request additional determinations (“Special Determinations”) of the Borrowing Base from time to time; provided that no such Person may request more than one (1) Special Determination between Scheduled Determinations. In the event that the Administrative Agent (or the Administrative Agent at the request of the Required Lenders) requests such a Special Determination, the Administrative Agent shall promptly deliver notice of such request to the Borrower and the Borrower shall, within thirty (30) days following the date of such request, deliver to the Lenders an Engineering Report prepared by the Staff Engineers (or, at the Borrower’s option, by the Independent Engineers) and such other information that the Administrative Agent shall have reasonably requested. In the event the Borrower requests a Special Determination, the Borrower shall deliver written notice of such request to the Administrative Agent (and the Administrative Agent shall promptly furnish to each Lender) that includes (i) an Engineering Report prepared by the Staff Engineers (or, at the Borrower’s option, by the Independent Engineers), (ii) the amount of the Borrowing Base requested by the Borrower and to become effective on the Determination Date applicable to such Special Determination, and (iii) such other information reasonably requested by the Administrative Agent. Upon receipt of such Engineering Report and other information, the Administrative Agent shall, subject to approval of the Required Lenders, or all of the Lenders in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in subsection (b) of this section, which Borrowing Base shall become effective on the Determination Date applicable to such Special Determination, and provide notice thereof to the Borrower and the Lenders.

(e) Mandatory Commitment Reductions. The Borrowing Base shall be automatically reduced, without any vote of the Lenders or action by the Administrative Agent, by the Mandatory Commitment Reduction Amount on the date set forth for such Mandatory Commitment Reduction in which such amount is greater than zero ($0.00), and such reduced Borrowing Base shall continue in effect until the next date on which the Borrowing Base is automatically reduced pursuant to this subsection or the next date on which the Borrowing Base is otherwise redetermined, whichever occurs first. Notwithstanding anything in this Agreement to the contrary, at the time of any Scheduled Determination or Special Determination, the Required Lenders may adjust the amount of or waive any future reduction of the Borrowing Base that may occur as a result of the operation of this subsection (subject to each agreeing Lender’s complete credit approval process); provided that there is no duty, implied or explicit, on any Lender to agree to any such adjustment or waiver.

(f) Automatic Reduction of the Borrowing Base upon Borrowing Base Property Dispositions and Borrowing Base Hedging Contract Liquidations. To the extent that, during any period between two successive Scheduled Determinations, Borrowing Base Property Dispositions and/or Borrowing Base Hedging Contract Liquidations (including, for the avoidance of doubt, any Borrowing Base Hedging Contract Liquidations required by Section 5.3(b)) occur with an aggregate Borrowing Base Value in excess of five percent (5%) of the Borrowing Base, as established on the most recent of such Scheduled Determinations, the Borrowing Base shall be reduced, effective immediately upon any such Borrowing Base Property Disposition and/or Borrowing Base Hedging Contract Liquidation, by the aggregate Borrowing Base Value of the Proved Oil and Gas Properties and/or commodity Hedging Contracts the subject of all such Borrowing Base Property Dispositions and/or Borrowing Base Hedging Contract Liquidations during such period, and the Borrower shall make any mandatory prepayments required under Section 2.7(d) as a result of such reduction. Upon any such reduction in the Borrowing Base, the Administrative Agent shall promptly deliver notice thereof to the Borrower and the Lenders.

Section 2.9. Letters of Credit. On the terms and subject to the conditions set forth herein, the Commitments may be used by the Borrower, in addition to the making of Loans hereunder, for the issuance, prior to the Maturity Date, by any LC Issuer of one or more Letters of Credit (or for increasing the amount or extending the expiry date of one or more outstanding Letters of Credit), so long as, in each case:

(a) the Borrower shall have requested such issuance, increase, or extension in writing at least two (2) Business Days before the relevant date thereof (or such shorter time as the LC Issuer and the Administrative Agent may each agree in a particular instance in its sole discretion) and shall have delivered to the LC Issuer the documents required under Section 2.10;

(b) after giving effect to such issuance, increase, or extension, (i) the aggregate amount of the Letter of Credit Liabilities does not exceed the LC Sublimit and (ii) the Facility Usage does not exceed the lesser of the Aggregate Commitment and the Borrowing Base then in effect;

(c) the expiration date of such Letter of Credit is no later than the Letter of Credit Termination Date;

(d) such Letter of Credit is to be used for the lawful general business purposes of the Borrower or a Subsidiary of the Borrower that is a Guarantor;

(e) such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of the Borrower or a Subsidiary of the Borrower that is a Guarantor;

(f) the issuance, increase, or extension of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject the LC Issuer to any cost that is not reimbursable under Article IX;

(g) the form and terms of such Letter of Credit are acceptable to the LC Issuer in its discretion; and

(h) all of the other conditions in this Agreement to the issuance, increase, or extension of such Letter of Credit have been satisfied (including the conditions set forth in Section 7.2).

The LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance, increase, or extension of such Letter of Credit. The LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Section 7.2 have been satisfied; provided, however, that the LC Issuer shall not issue, increase, or extend a Letter of Credit if, on or before the proposed date of issuance, increase, or extension, the LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived. The LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue, increase, or extend any other requested Letter of Credit for any reason that the LC Issuer in its discretion deems relevant. The provisions of this Agreement dealing with Letters of Credit have been agreed to only for the convenience of the parties if the LC Issuer does not ultimately choose to issue, increase, or extend any Letter of Credit for which the LC Conditions have not been satisfied. The LC Issuer shall have at all times the benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the LC Issuer with respect to such acts or omissions and (ii) as additionally provided herein with respect to the LC Issuer.

Section 2.10. Requesting Letters of Credit. The Borrower must make written application for any Letter of Credit at least two (2) Business Days (or such shorter period as the LC Issuer may in its discretion and from time to time agree) before the date on which the Borrower desires for the LC Issuer to issue, increase, or extend such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, the Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.9 (other than clause (g) thereof) will be met as of the date of issuance, increase, or extension of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing on the LC Issuer’s customary form, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by the LC Issuer and the Borrower). Promptly after the LC Conditions for a Letter of Credit have been met as described in Section 2.9 (or if the LC Issuer otherwise desires to issue such Letter of Credit), the LC Issuer will issue such Letter of Credit at the LC Issuer’s Lending Office. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the LC Issuer.

Section 2.11. Letter of Credit Fees. The Borrower shall pay (a) to the Administrative Agent, for the account of each Lender in accordance with such Lender’s Pro Rata Share, a letter of credit fee at a per annum rate equal to the Letter of Credit Fee Rate (which rate shall be increased by 2.00% during any period in which interest on the Loans accrues at the Default Rate), and (b) to the LC Issuer, for its own account, a letter of credit fronting fee at a per annum rate equal to 0.125% (provided that such letter of credit fronting fee shall not be less than $1,000.00 per annum); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the LC Issuer pursuant to Section 2.19 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the LC Issuer for its own account. In addition, the Borrower agrees to pay to the LC Issuer (i) a $250.00 documentation fee on the date that any Letter of Credit is issued, renewed, or extended and (ii) any other standard fees that it may charge in connection with any Letter of Credit. The letter of credit fee and the letter of credit fronting fee will be calculated on the face amount of each Letter of Credit for the term of such Letter of Credit at the above-applicable rates and will be due and payable on the day of issuance of such Letter of Credit and, if applicable, each date of increase or extension thereof.

Section 2.12. Reimbursement.

(a) Reimbursement by the Borrower. If any LC Issuer shall honor any draw request under, and make payment in respect of, a Letter of Credit, (i) the Borrower shall reimburse such LC Issuer for the amount of such payment no later than 3:30 p.m. on the date of such payment, if the Borrower shall have received notice of such payment prior to 12:00 p.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:30 p.m. on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 p.m. on the day of receipt or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, and (ii) unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such payment without using Loan proceeds or has submitted a Borrowing Request with respect thereto, the Borrower shall (subject, for the avoidance of doubt, to the conditions to Borrowings set forth herein) be deemed to have immediately requested that the Lenders make SOFR Loans in a principal amount equal to the amount of such payment (but solely to the extent that the Borrower shall have failed to directly reimburse such LC Issuer for the amount of such payment) in accordance with their Pro Rata Shares. If any amount required to be paid by the Borrower pursuant to this subsection is so paid within one (1) Business Day after the date such payment is due, the payee shall in addition to such amount be entitled to recover from the Borrower, on demand, interest thereon calculated from such due date at the Adjusted Term SOFR Margin Rate. If any amount required to be paid by the Borrower pursuant to this subsection is not so paid within one (1) Business Day after the date such payment is due, the payee shall, in addition to such amount, be entitled to recover from the Borrower, on demand, interest thereon calculated from such due date at the Default Rate for SOFR Loans.

(b) Participation by the Lenders. The LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and, to induce the LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Pro Rata Share of the LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of Letter of Credit Liabilities paid by the LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with the LC Issuer that, if any Letter of Credit Liabilities are paid under any Letter of Credit for which the LC Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to the LC Issuer on demand (and the Administrative Agent may apply Cash Collateral provided for this purpose), in immediately available funds at the LC Issuer’s address for notices hereunder, such Lender’s Pro Rata Share of Letter of Credit Liabilities (or any portion thereof that has not been reimbursed by the Borrower). Each Lender’s obligation to pay the LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to the LC Issuer pursuant to this subsection is paid by such Lender to the LC Issuer within three (3) Business Days after the date such payment is due, the LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to the LC Issuer pursuant to this subsection is not paid by such Lender to the LC Issuer within three (3) Business Days after the date such payment is due, the LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate for SOFR Loans.

(c) Distributions to Participants. Whenever the LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Pro Rata Share of any Letter of Credit Liabilities, if the LC Issuer thereafter receives any payment of Letter of Credit Liabilities or any payment of interest thereon (whether directly from the Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to the LC Issuer’s demand that such Lender make such payment of its Pro Rata Share), the LC Issuer will distribute to such Lender its Pro Rata Share of the amounts so received by the LC Issuer; provided, however, that if any such payment received by the LC Issuer must thereafter be returned by the LC Issuer, such Lender shall return to the LC Issuer the portion thereof that the LC Issuer has previously distributed to it.

(d) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by the LC Issuer to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.13. Reimbursement and Other Payments by the Borrower. The obligations of the Borrower to reimburse any LC Issuer pursuant to Section 2.12 shall be absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(a) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(b) the existence of any claim, set-off, defense, or other right that any Restricted Person may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), the Administrative Agent, or any other Person, whether in connection with any Loan Document or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(c) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(d) any affiliation between the LC Issuer and any Lender; or

(e) to the extent permitted under applicable Law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.14. Cash Collateral.

(a) Deposit Obligations of the Borrower. If (i) any Letters of Credit are outstanding at the time that (A) the Borrower is required to repay the Obligations pursuant to Section 2.7(a), Section 2.7(b), Section 2.7(c), or Section 2.7(d) and, after the making of such repayment, the Facility Usage exceeds the Aggregate Commitment or the Borrowing Base, as applicable, (B) the Commitments are terminated, or (C) any Obligation is accelerated, (ii) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.14(a), or (iii) as of the Letter of Credit Termination Date, any Letter of Credit Liabilities for any reason remain outstanding, then the Borrower shall (A) deposit with the Administrative Agent cash (“Cash Collateral”) in an amount equal to 103% of the aggregate outstanding Letter of Credit Liabilities (or, with respect to Section 2.14(i)(A), of the amount of such excess) to be available to the LC Issuer to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (B) prepay the fee payable under Section 2.11 with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit and provided no Default or Borrowing Base Deficiency then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to the Borrower, together with the deposit described in the preceding clause (A) attributable to such Letter of Credit, but only to the extent not previously applied by the Administrative Agent or the LC Issuer in the manner described herein.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Lender Parties, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(a).

Section 2.15. Payments to the Lenders; General Procedures. The Borrower will make each payment that it owes under the Loan Documents to the Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States, without set-off, deduction, or counterclaim, and in immediately available funds. Each such payment must be received by the Administrative Agent no later than 12:00 p.m. on the date such payment becomes due and payable (unless provided otherwise under this Agreement). Any payment received by the Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for the Administrative Agent on the Lenders Schedule. When the Administrative Agent collects or receives money on account of the Obligations, the Administrative Agent shall apply all money so collected or received, as follows (except as otherwise provided in Section 8.3):

(a) first, for the payment of all Obligations that are then due and payable (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to the Administrative Agent under Section 4.9, Section 10.14, or Article IX and then to the partial payment of all other Obligations then due and payable in proportion to the amounts thereof, or as the Administrative Agent shall otherwise determine, in its discretion);

(b) then, for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(c) last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.6 and Section 2.7.

Section 2.16. SOFR Provisions; Changed Circumstances.

(a) Circumstances Affecting SOFR Availability. Subject to subsection (c) below, in connection with any request for a SOFR Loan, if for any reason the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or “Adjusted Term SOFR” cannot be determined, using adequate and reasonable means, pursuant to the definition thereof on or prior to the first day of any Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment, the Borrower shall also pay any additional amounts required pursuant to Section 2.16(e) and/or Section 9.2(b).

(b) Laws Affecting SOFR Availability. If, after the Closing Date, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, any obligation of the Lenders to make SOFR Loans, and any right of the

Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans, in each case, if necessary to avoid such illegality, (x) on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or (y) immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment, the Borrower shall also pay any additional amounts required pursuant to Section 2.16(e) and/or Section 9.2(b).

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent, in consultation with the Borrower, may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders (and the Administrative Agent shall promptly provide any such objection notices to the Borrower). No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(c)(i) will occur prior to the applicable Benchmark Transition Start Date. The Administrative Agent and the Borrower shall use commercially reasonable efforts to satisfy Section 1.1001-6 of the U.S. Treasury Regulations and/or any similar or related IRS guidance to the effect that the implementation of any Benchmark Replacement (together with any Benchmark Replacement Conforming Changes) will not result in a “significant modification” of any obligation of any Borrower Party under any Loan Document for purposes of Section 1.1001-3 of the U.S. Treasury Regulations.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, as applicable, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(c)(iv) or (y) the commencement of any Benchmark Unavailability Period. Any determination, decision, or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16(c), including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16(c), and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant, or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans.

(d) Illegality. If, in any applicable jurisdiction, the Administrative Agent, any LC Issuer, or any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any LC Issuer, or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) fund or maintain its participation in any Loan, or (iii) issue, make, maintain, fund, or charge interest or fees with respect to any Loan or Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent promptly notifying the Borrower and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund, or charge interest or fees with respect to any such Loan or Letter of Credit shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Restricted Persons shall (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan, or on another applicable date with respect to another Obligation, occurring after the Administrative Agent has notified the Borrower or, in each case, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

(e) Compensation for Losses. In the event of (i) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (iii) the failure to borrow, convert, continue, or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost, and expense (other than Taxes) attributable to such event, including any loss, cost, or expense (other than Taxes) arising from the liquidation or redeployment of funds.

(f) Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, increase, modify, or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto), assessment, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender; (ii) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or (iii) shall impose on any Lender any other condition affecting its Loans, any of its Revolving Notes (if any), or its obligation to make Loans; and the result of any of the foregoing is to increase the cost to (or to impose a cost on) any Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by any Lender under this Agreement or under any of its Revolving Notes (if any) with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrower shall promptly pay to the Administrative Agent (for the account for such Lender) such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day that is 270 days prior to the date on which such Lender first made demand therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).

(g) Capital Requirements. If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any lending office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender, or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy), then upon demand by such Lender or the LC Issuer (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrower shall promptly pay to the Administrative Agent for the account of such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered, so long as such amount or amounts have accrued on or after the day that is 270 days prior to the date on which such Lender or the LC Issuer first made demand therefor (except that, if the Change in Law giving rise to such reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).

(h) Certificates for Reimbursement. A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in Section 2.16(e), Section 2.16(f), or Section 2.16(g) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

Section 2.17. Taxes.

(a) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any LC Issuer and the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Restricted Person hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and (ii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Restricted Person shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. Without duplicating the provisions of Section 2.17(b) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not indemnify, and shall not be obligated to indemnify, a Recipient for any loss or expense arising from such Recipient’s willful misconduct, gross negligence, illegal acts, or fraud. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding the foregoing in this Section 2.17(d), the Borrower shall not be required to indemnify any Recipient pursuant to this Section 2.17(d) for any Indemnified Taxes unless such Recipient makes demand on the Borrower for indemnification no later than 270 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f) Evidence of Payments. As soon as practicable after any payment of any Indemnified Taxes by any Restricted Person to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if, in such Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(B) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or

(V) executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. In addition, and without limitation to any other provision of this Agreement, each Lender shall indemnify the Administrative Agent and the Borrower for any withholding Tax or other penalties imposed in connection with any “withholdable payment,” as defined in Section 1473 of the Internal Revenue Code, made to a Foreign Lender that has failed to comply with the reporting requirements or otherwise qualify for an exemption under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Status of the Administrative Agent. On or before the date that the Administrative Agent or any successor or replacement Administrative Agent becomes the Administrative Agent hereunder or any such form expires or becomes obsolete or inaccurate in any respect, and at such other times upon the reasonable request of the Borrower, the Administrative Agent shall deliver to the Borrower two duly executed copies of either (1) IRS Form W-9, or (2) (a) an IRS Form W-8ECI with respect to amounts it receives on its own account and (b) an IRS Form W-8IMY (or successor form) with respect to all other payments, in each case as will establish that such payment is exempt from U.S. withholding Taxes, including Taxes imposed by FATCA. The Administrative Agent agrees that if it becomes aware that any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(i) Treatment of Certain Refunds. If any party determines, in its discretion exercised in good faith, that it has received a refund (or a credit in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund or credit), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with such refund or credit and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(i) (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction, or discharge of all of the obligations under any Loan Document.

Section 2.18. Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, and to make payments pursuant to Section 9.3 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation, or to make any payment under Section 9.3 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation, or to make its payment under Section 9.3.

Section 2.19. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in Section 11.1 and the definition of “Required Lenders”.

(ii) Reallocation of Payments. Any payment of principal, interest, fees, or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, pursuant to Article VIII, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the LC Issuer hereunder; third, if so determined by the Administrative Agent or requested by the LC Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all of the non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.19(a)(iv). Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to deposit cash pursuant to this Section 2.19 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (1) shall not be entitled to receive any unused commitment fee pursuant to Section 2.5(d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (2) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.11.

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of that Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Lenders (other than Defaulting Lenders, the “non-Defaulting Lenders”) in accordance with their respective Pro Rata Shares (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 7.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of the Loans and participations in Letter of Credit Liabilities of any non-Defaulting Lender to exceed the lesser of (1) such non-Defaulting Lender’s Commitment and (2) such non-Defaulting Lender’s Pro Rata Share of the Borrowing Base (calculated without giving effect to any reallocations pursuant to this clause (iv)). Subject to Section 11.13, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that the Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral for Fronting Exposure. If the reallocation described in Section 2.19(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, Cash Collateralize that Defaulting Lender’s participation in Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to Section 2.19(a)(iv)) in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. Notwithstanding anything to the contrary contained herein, so long as any Lender is a Defaulting Lender, the LC Issuer shall not be required to issue, extend, renew, or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.19(a)(v), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(a)(iv) (and any Defaulting Lender shall not participate therein).

Section 2.20. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.16(f) or Section 2.16(g), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16(f), Section 2.16(g), or Section 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.16(f) or Section 2.16(g), or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office to alleviate the need for such compensation, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16(f), Section 2.16(g), or Section 2.17), and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.4;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and its Pro Rata Share of the Letter of Credit Liabilities, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16(f) or Section 2.16(g) or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from any Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, any Lender (other than any Defaulting Lender) being replaced pursuant to this subsection (b) shall not be required to make any such assignment and delegation if such Lender (or its Affiliate) is a Lender Counterparty, unless on or prior thereto, all of such Lender’s (or its Affiliate’s) Hedging Contracts with any Restricted Person have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

Section 2.21. Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE III - Representations and Warranties

The Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

Section 3.1. No Default. No Default or Event of Default has occurred and is continuing.

Section 3.2. Existence; Compliance with Law. Each Restricted Person (a) is duly organized or formed, as applicable, validly existing, and (if relevant) in good standing under the Laws of the jurisdiction of its organization, incorporation, or formation, as the case may be, (b) has the limited liability company, partnership, corporate, or other legal entity power and authority to own and operate its property and assets, including its Oil and Gas Properties, to lease the property and assets it leases and causes to be operated as lessee, and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company, partnership, corporation, or other legal entity and (if relevant) in good standing under the Laws of each jurisdiction where its ownership, lease, or operation of property or assets or the conduct of its business requires such qualification, (d) is in compliance with its Organizational Documents in all material respects, and (e) is in compliance with all Governmental Requirements applicable to it, except with respect to the preceding clauses (b), (c), and (e), to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 3.3. Entity Power; Authorization; Due Execution. Each Restricted Person has the power and authority, and the legal right, to execute, deliver, and perform its obligations under the Loan Documents to which it is a party and has duly taken all necessary action to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to borrow funds hereunder. Each Restricted Person has duly executed and delivered each Loan Document to which it is a party.

Section 3.4. No Conflicts or Consents. The execution and delivery by each of the Restricted Persons of the Loan Documents to which each is a party, the performance by each of the Restricted Persons of its obligations under such Loan Documents, including the borrowings hereunder and the use of proceeds thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) conflict with, violate, or result in a breach of any provision of (i) in any material respect, any applicable Governmental Requirement, (ii) the Organizational Documents of any Restricted Person, or (iii) except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, any material agreement, mortgage, indenture, instrument, document, contract, judgment, license, order, permit, or other obligation applicable to or binding upon any Restricted Person or affecting any of the Collateral, (b) result in the acceleration of any Material Indebtedness owed by any Restricted Person, or (c) result in or require the creation or imposition of any Lien upon any assets, properties, or revenues of any Restricted Person, except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization, or order of, and no notice to or filing with, or other act by or in respect of, any Governmental Authority or any other Person is required on the part of or in respect of a Restricted Person in connection with the borrowings hereunder or the execution, delivery, or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents, except for those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Change or do not have an adverse effect on the enforceability of the Loan Documents.

Section 3.5. Enforceable Obligations.

(a) This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid, and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance, or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) (i) Each of the Mortgages is effective to create in favor of the Administrative Agent (or such other trustee as may be required or desired under local law), for the benefit of the Secured Parties, a legal, valid, binding, and enforceable Lien on the Oil and Gas Properties of the Restricted Persons described therein and the proceeds and products thereof, and (ii) when the Mortgages are recorded or filed in the appropriate recording offices, each Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title, and interest of such Restricted Person in the Oil and Gas Properties described therein and the proceeds and products thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (other than Permitted Liens).

Section 3.6. Financial Statements.

(a) The financial statements delivered pursuant to Section 4.2(a) and (b) fairly present, in all material respects, the Borrower’s Consolidated financial position (including its assets and liabilities) as of the date or dates thereof and the Consolidated results of the Borrower’s operations and the Borrower’s Consolidated cash flows for the period or periods thereof, subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements. All of such financial statements delivered by a Restricted Person to any Lender were prepared in accordance with GAAP. As of the Closing Date, the Restricted Persons have no material Guarantee Obligations, contingent liabilities, or any long-term leases or unusual forward or long-term commitments, that are not reflected in the written information provided by the Borrower to the Lenders prior to the Closing Date, other than the Obligations. As of the date of the most recent financial statements delivered pursuant to Section 4.2, the Restricted Persons have no material Guarantee Obligations, Liabilities, or any long-term leases or unusual forward or long-term commitments, that are not reflected therein.

(b) Since December 31, 2023, there has been no development or event that has caused or could reasonably be expected to cause a Material Adverse Change.

Section 3.7. Other Obligations and Restrictions. As of the Closing Date, no Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, and unusual take-or-pay contracts or commitments) that are, in the aggregate, material to the Borrower or material with respect to the Borrower’s Consolidated financial condition and not disclosed in Section 3.7 of the Disclosure Schedule or otherwise permitted under this Agreement.

Section 3.8. Full Disclosure. No certificate, report, written statement, or other written information delivered by any Restricted Person to the Administrative Agent or any Lender in connection with the negotiation of this Agreement, in connection with any transaction contemplated hereby, or otherwise from time to time delivered hereunder (when taken together with all other written factual information so provided and as modified or supplemented by other written factual information so furnished) contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than information of a general economic nature and industry-wide risks normally associated with the types of businesses conducted by the Restricted Persons) necessary to make the statements contained herein or therein, taken as a whole in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made; provided that (i) to the extent any such certificate, report, statement, or other information was based upon or constitutes a forecast, projection or other forward-looking statement, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such certificate, statement, report, or other information and (ii) as to statements, information and reports supplied by unaffiliated third parties after the Closing Date, the Lender Parties represent only that they are not aware of any material misstatement or omission therein. There is no material fact known to any Restricted Person (other than information of a general economic nature and industry-wide risks normally associated with the types of businesses conducted by the Restricted Persons) that has not been disclosed to the Administrative Agent and each Lender in writing that could reasonably be expected to cause a Material Adverse Change. There are no material statements or conclusions in any Engineering Report that are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates, and projections and that the Borrower does not warrant that such opinions, estimates, and projections will ultimately prove to have been accurate. To the Borrower’s knowledge, (a) each Engineering Report was prepared in good faith and with due care, and the assumptions stated therein or used in the preparation thereof were reasonable at the time made, and (b) all of the information furnished by the Restricted Persons to the petroleum engineers for use in the preparation of each Engineering Report was true, correct, and complete in all material respects when furnished. The Borrower has delivered true, correct, and complete, in all material respects, copies of the Initial Engineering Report to the Administrative Agent.

Section 3.9. Litigation; Adverse Circumstances. Except as disclosed in Section 3.9 of the Disclosure Schedule, (i) there are no actions, suits, investigations or legal, equitable, arbitrative, or administrative proceedings pending, or, to any Restricted Person’s knowledge, threatened, against any Restricted Person or affecting any material Collateral before any arbitrator, mediator, or Governmental Authority (A) with respect to any of the Loan Documents or any of the transactions contemplated thereby or (B) that could reasonably be expected to cause a Material Adverse Change; (ii) there are no outstanding judgments, injunctions, writs, rulings, or orders by any such arbitrator, mediator, or Governmental Authority against any Restricted Person or any Restricted Person’s directors or officers or affecting any material Collateral or any of its material assets or property that could reasonably be expected to cause a Material Adverse Change; and (iii) there are no actions, suits, investigations or legal, equitable, arbitrative, or administrative proceedings or demands pending or, to any Restricted Person’s knowledge, threatened that could adversely affect the rights of the Borrower and its Subsidiaries in and to any such Collateral, including any that challenge or otherwise pertain to the Borrower’s or any of its Subsidiaries’ title to any material Collateral or the rights to produce and sell Hydrocarbons therefrom, that could reasonably be expected to cause a Material Adverse Change.

Section 3.10. ERISA Plans and Liabilities. All of the currently existing ERISA Plans of the Restricted Persons are listed in Section 3.10 of the Disclosure Schedule. Except as disclosed in Section 3.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event. All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal

Revenue Code, and other applicable Laws with respect to each Plan. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the best knowledge of the Borrower, threatened, claims, actions, or lawsuits with respect to any Plan that could reasonably be expected to cause a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has caused or could reasonably be expected to cause a Material Adverse Change. Except as set forth in Section 3.10 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount; (b) neither the Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law; and (c) neither the Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

Section 3.11. Environmental Laws. Except for such matters that, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change, the conduct of each Restricted Person’s business operations and the condition of each Restricted Person’s properties or assets owned, operated, or managed by such Restricted Person do not, and, to the knowledge of each Restricted Persons, the condition of such Restricted Person’s properties or assets which are operated or managed by others (including any operator of its Oil and Gas Properties) does not, violate any Environmental Law. No Restricted Person has received written notice of, nor is there presently existing, any judicial, administrative, arbitral, or other similar proceeding (including any written notice of violation or alleged violation) under or relating to any Environmental Law or any environmental permit to which any Restricted Person is, or to the Borrower’s knowledge, will be, named as a party that is pending or, to the Borrower’s knowledge, threatened, except, in each case, to the extent that any such proceeding, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change. No Restricted Person has received any written request for information, or been notified in writing that any Restricted Person is a potentially responsible party, under or relating to any Environmental Law, or with respect to any Hazardous Materials or matters of environmental concern, except, in each case, to the extent that any such matters, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change. No Restricted Person has entered into or agreed to any consent decree, order, or settlement or other similar written agreement or undertaking, and no Restricted Person is subject to any judgment, decree, or order or other similar agreement, in any judicial, administrative, arbitral, or other similar forum for dispute resolution, relating to compliance with or liability under any Environmental Law, except, in each case, to the extent that any such matters, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change. To the Borrower’s knowledge, no Restricted Person has assumed or retained, by contract, any liabilities of any other Person, of any kind, fixed or contingent, under any Environmental Law or with respect to any Hazardous Materials or matters of environmental concern, except, in each case, to the extent that any such liabilities or matters, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change. [Each Restricted Person has made available to the Administrative Agent copies of all of the material and non-privileged reports in its possession, custody, or control regarding compliance by such Restricted Person or any operator of its Oil and Gas Properties with, or potential liability of such Restricted Person or any such operator under, Environmental Laws or environmental permits, except to the extent such reports relate to matters that, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change.]

Section 3.12. Names and Places of Business. No Restricted Person has, during the six (6) months preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 3.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the Closing Date.

Section 3.13. Subsidiaries. The Borrower does not have any Subsidiaries except those listed in Section 3.13 of the Disclosure Schedule (or, in respect of any Subsidiaries acquired, created, or formed after the Closing Date, those disclosed to the Administrative Agent after the Closing Date in writing, which disclosure shall be deemed a supplement to Section 3.13 of the Disclosure Schedule). No Restricted Person owns any Equity in any Person except those Persons listed in Section 3.13 of the Disclosure Schedule (or, in respect of any Equity purchased or otherwise acquired after the Closing Date, those Persons disclosed to the Administrative Agent after the Closing Date in writing, which disclosure shall be deemed a supplement to Section 3.13 of the Disclosure Schedule). The Borrower owns, directly or indirectly, the Equity in each Subsidiary of the Borrower that is indicated in Section 3.13 of the Disclosure Schedule, as supplemented by disclosures made to the Administrative Agent after the Closing Date in writing in accordance with the terms hereof. No Restricted Person has any Foreign Subsidiaries.

Section 3.14. Margin Regulations; Investment Company Act; Patriot Act.

(a) No part of the proceeds of any Loan will be used for buying or “carrying” any “margin stock” (as such terms are defined in Regulation U) or for any purpose that violates the provisions of any Governmental Authority. If reasonably requested by the Administrative Agent, each Restricted Person will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b) No Restricted Person is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(c) Each Restricted Person is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any (i) Governmental Authority’s officials or employees, (ii) political party, (iii) official of any political party, (iv) candidate for political office, or (v) other Person acting in an official capacity, in each case, in order to obtain, retain, or direct business, or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.15. Solvency. Immediately after giving effect to the making of each Loan hereunder, each issuance or extension of any Letter of Credit, the execution and delivery of the Loan Documents by the Borrower and each Guarantor, and the consummation of the transactions contemplated hereby and thereby, the Restricted Persons, taken as a whole, will not be Insolvent.

Section 3.16. Title to Properties; Licenses. Each Restricted Person has (a) good and defensible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the most recently delivered Engineering Report (except to or in any Oil and Gas Properties disposed of in accordance with, and to the extent permitted by, the terms hereof since delivery of such Engineering Report) and (b) good and defensible title to, or valid leasehold interests in, licenses of, or rights to use, all of the other Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any Oil and Gas Properties to which no Proved Reserves are attributed. Except for changes that arise pursuant to non-consent provisions of operating agreements or other agreements (if any) and except for immaterial matters and except as described in the most-recently delivered Engineering Report: (x) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recently delivered Engineering Report subject to Permitted Liens and (y) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the drilling, development, and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recently delivered Engineering Report that is not offset by a corresponding proportionate increase in such Restricted Person’s net revenue interest in such property. Each Engineering Report at any time delivered pursuant to Section 4.2 correctly states, in all material respects, the working interests and net revenue interests of the Restricted Persons in the Proved Reserves that are the subject of such Engineering Report as of the date of such report. Except for obligations to contribute a proportionate share of the costs of defaulting co-owners, no Restricted Person is obligated, at any time during the production life of the Oil and Gas Properties, to bear any percentage share of the costs and expenses relating to the drilling, development, and production of such Proved Reserves in excess of such working interests, and (subject to the Loan Documents) each Restricted Person is entitled, at any time during the production life of the Oil and Gas Properties, to receive percentage shares of the revenues from the production of such Proved Reserves that are at least equal to such net revenue interests. Each Restricted Person possesses all of the licenses, permits, consents, approvals, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without the violation of the rights of any other Person) that are necessary (a) to carry out its business as presently conducted and as presently proposed to be conducted hereafter and (b) to own and operate (or cause the operator to operate) its Oil and Gas Properties covered by the most recently delivered Engineering Report, except, in each case, for those licenses, permits, consents, approvals, franchises, patents, copyrights, trademarks and trade names, and other intellectual property the failure of which to possess could not reasonably be expected to cause a Material Adverse Change. No Restricted Person is in violation of the terms under which it possesses, or possesses the right to use, any such licenses, permits, consents, approvals, franchises, patents, copyrights, trademarks and trade names, and other intellectual property, except to the extent such violation could not reasonably be expected to cause a Material Adverse Change. To the Borrower’s knowledge, each Person (including each operator of the Oil and Gas Properties) has all of the necessary permits, licenses, consents, and approvals and is in compliance in all respects with the terms and conditions of all such permits, licenses, consents, and approvals, as well as with all other underlying contracts, documents, and agreements (including the operating agreement between any Restricted Person and any operator of its Oil and Gas Properties), except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Change. Upon the delivery of each Engineering Report pursuant to Section 4.2, the statements made in the preceding sentences of this section shall be true and correct, in all material respects, with respect to such Engineering Report.

Section 3.17. Use of Proceeds and Letters of Credit. All of the Letters of Credit that have been issued, and all of the proceeds of the Loans that have been made, have been used and hereafter will be used in compliance with Section 2.4. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not, directly or indirectly, use, and shall ensure that the other Restricted Persons and its or their respective directors, managers, officers, employees, and agents shall not, directly or indirectly, use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing, or facilitating any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business, or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 3.18. Leases and Contracts; Performance of ObligationsSection 3.19. . The leases, contracts, servitudes, and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons covered by the most recently delivered Engineering Report are in full force and effect in all material respects (except those disposed of in accordance with, and to the extent permitted by, the terms hereof since delivery of such Engineering Report). All of the rents, royalties, and other payments due and payable under such leases, contracts, servitudes, and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the most recently delivered Engineering Report, have been properly and timely paid in all material respects (other than royalty payments suspended in the ordinary course of business). No Restricted Person is in default with respect to its obligations under any such leases, contracts, servitudes, and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the most recently delivered Engineering Report, where such default could adversely affect the ownership or operation of such Oil and Gas Properties in any material respect.

Section 3.19. Marketing Arrangements. Except for contracts in effect on the date hereof and set forth on in Section 3.19 of the Disclosure Schedule, and hereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Engineering Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Oil and Gas Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof or the date of delivery of such Engineering Report, as applicable.

Section 3.20. Right to Receive Payment for Future Production. Except as set forth in Section 3.20 of the Disclosure Schedule or otherwise disclosed in writing to the Administrative Agent, no Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recently delivered Engineering Report. Except as set forth in Section 3.20 of the Disclosure Schedule or otherwise disclosed in writing to the Administrative Agent, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any “take or pay,” gas imbalance, or other similar arrangement (a) as a result of which Hydrocarbons produced from such Oil and Gas Property may be required to be delivered to one or more third parties without current payment (or without full payment) therefor or (b) that is determined in whole or in part by reference to the production or transportation of Hydrocarbons from other properties. Except as set forth in Section 3.20 of the Disclosure Schedule or otherwise disclosed in writing to the Administrative Agent, there is no Oil and Gas Property covered by the most recently delivered Engineering Report with respect to which any Restricted Person, or any Restricted Person’s predecessors in title, has, prior to the Closing Date, taken more (“overproduced”), or less (“underproduced”) gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take, and Section 3.20 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Restricted Person is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. Since the Closing Date, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 4.2. No Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any regulatory refund obligation and, to the best of each Restricted Person’s knowledge, no facts exist that might cause the same to be imposed.

Section 3.21. Operation of Borrowing Base Properties. The Oil and Gas Properties covered by the most recently delivered Engineering Report (and all of the properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recently delivered Engineering Report after the Closing Date, have in the past been) maintained, operated, and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all Governmental Requirements and in conformity with all oil, gas, or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Properties covered by the most recently delivered Engineering Report and in conformity with the Permitted Liens, except, in each case, to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Change. No Oil and Gas Property covered by the most recently delivered Engineering Report is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time), except to the extent such reduction would not reasonably be expected to cause a Material Adverse Change. Except as could not reasonably be expected to cause a Material Adverse Change, all of the oil and gas wells located on the Oil and Gas Properties covered by the most recently delivered Engineering Report (or properties unitized therewith) have been drilled and completed within the boundaries of the applicable Oil and Gas Properties or within limits otherwise permitted by a valid and enforceable pooling, unit, or other agreement or contract or by applicable Law, and none of such oil and gas wells is deviated from the vertical or horizontal, as applicable, more than the maximum permitted by Governmental Requirements.

Section 3.22. Taxes. Except as would not reasonably be expected to result in an assessment of Taxes in an aggregate amount exceeding the Threshold Amount, (a) each Restricted Person has timely filed, or caused to be timely filed, all federal income and other material state and local tax returns, reports, and statements that are required to be filed with any taxing authority by such Restricted Person (collectively, “Tax Returns”) with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, (b) each Restricted Person has timely paid, prior to the date on which any fine, penalty, interest, late charge, or loss may be added thereto for non-payment thereof, all of the material Taxes due and payable by it (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings, if necessary, and for which adequate reserves have been set aside in accordance with GAAP), and (c) unless otherwise disclosed in writing to Administrative Agent, all such Tax Returns are true and correct in all material respects. Except as disclosed in writing to Administrative Agent, (a) no tax Lien (other than Permitted Liens) has been filed against the property or assets of any Restricted Person, (b) to the Borrower’s knowledge, no claim is being asserted with respect to any such Tax, fee, or other charge, (c) no Tax Return is under audit or examination by any Governmental Authority, and (d) no written notice of such an audit or examination or to the Borrower’s knowledge any assertion of any claim for Taxes has been given or made to the Borrower by any Governmental Authority.

Section 3.23. Hedging Contracts. Section 3.23 of the Disclosure Schedule, as of the Closing Date or as of the date otherwise set forth therein, and after the Closing Date, each report required to be delivered by the Borrower pursuant to Section 4.2(d), sets forth a true and complete list of all of the Hedging Contracts of the Restricted Persons, the material terms thereof (including the type, term, effective date, termination date, and notional amounts or volumes), the estimated net mark-to-market value thereof, and the counterparty to each such Hedging Contract. The Borrower is a Qualified ECP Guarantor.

Section 3.24. Insurance.

(a) The Borrower has, and has caused all of its Subsidiaries to have, insurance in such amounts as are required to comply with Section 4.8.

(b) The Administrative Agent and the Lenders have been named as “additional insureds” in respect of such liability insurance policies and the Administrative Agent has been named as “lender loss payee” with respect to such property loss insurance covering Collateral.

(c) No Restricted Person owns any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) that is material to the operations of such Restricted Person or for which such Restricted Person has ascribed a material value.

Section 3.25. Anti-Corruption Laws and Sanctions. Each Restricted Person has implemented and maintains in effect policies and procedures designed to ensure compliance by such Restricted Person and its Subsidiaries and their respective directors, managers, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions. Each Restricted Person and its Subsidiaries and their respective directors, managers, officers, and employees and, to the knowledge of such Restricted Person, their respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Restricted Person being designated as a Sanctioned Person. None of (a) the Restricted Persons and their Subsidiaries or any of their respective directors, managers, officers, or employees or (b) to the knowledge of any Restricted Person, the agents of the Restricted Persons or any Subsidiary of any Restricted Person that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.26. Not an Affected Financial Institution. No Restricted Person is an Affected Financial Institution.

Section 3.27. Beneficial Ownership. As of the Closing Date, the information included in each Beneficial Ownership Certification, if any, is true and correct in all respects.

ARTICLE IV - Affirmative Covenants

The Borrower hereby warrants, covenants, and agrees that until Payment in Full:

Section 4.1. Payment and Performance. Each Restricted Person will pay all of the amounts due under the Loan Documents to which it is a party in accordance with the terms thereof and will observe, perform, and comply with every covenant, term, and applicable condition set forth in the Loan Documents to which it is a party, subject to any applicable notice, cure, or grace periods. The Borrower will cause each other Restricted Person to observe, perform, and comply with every such term, covenant, and applicable condition in each Loan Document, subject to any applicable notice, cure, or grace periods.

Section 4.2. Books, Financial Statements, and Reports. Each Restricted Person will, in all material respects, at all times maintain full and accurate books of account and records in accordance with GAAP applied on a consistent basis. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, a standard system of accounting, and the Borrower will furnish the following notices, reports, statements, and other information to the Administrative Agent (and Administrative Agent shall promptly make such notices, reports, statements, and other information available to the Lenders), at the Borrower’s expense:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2024, complete Consolidated financial statements of the Borrower together with all of the notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion (without any “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit, other than a “going concern” qualification, exception or explanatory note with respect to, or resulting from, (i) the upcoming maturity of any Indebtedness or (ii) any prospective or actual inability to satisfy any financial maintenance covenant, including those set forth in Article VI), based on an audit using generally accepted auditing standards, by Moss Adams LLP or any other independent certified public accounting firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared. Such financial statements shall contain a Consolidated balance sheet and related statements of income, cash flows, and owners’ equity of the Borrower and its Consolidated Subsidiaries as of the end of and for such Fiscal Year, each setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.

(b) Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2024, a Consolidated balance sheet and related statements of income, cash flows, and owners’ equity of the Borrower and its Consolidated Subsidiaries as of the end of and for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, each setting forth in comparative form the corresponding figures for the corresponding portion of the preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes.

(c) Compliance Certificate. Together with each set of financial statements furnished under subsection (a) and subsection (b) of this section, a Compliance Certificate signed by a Responsible Officer of the Borrower certifying that as of the date of such Compliance Certificate: (i) such financial statements fairly present in all material respects the results of operations and consolidated financial condition of the Borrower (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnotes), (ii) such Responsible Officer has reviewed all of the Loan Documents to the extent he or she reasonably believes necessary to deliver such certificate, (iii) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter or such Fiscal Year with the requirements of Article VI, (iv) no Material Adverse Change has occurred since the Effective Date, or, if a Material Adverse Change shall have occurred, a specification in detail of the nature and duration of any Material Adverse Change; (v) no Default or Event of Default shall have occurred and be continuing or, if any Default or Event of Default shall have occurred and be continuing, a specification in detail of the nature and period of existence of such Default or Event of Default and any action taken or proposed to be taken by Borrower or Guarantor, as applicable, to remedy such circumstance, and (vi) whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent annual financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate.

(d) Report on Hedging Contracts. Together with each set of financial statements furnished under subsection (a) and subsection (b) of this section, a report (in form reasonably satisfactory to the Administrative Agent) describing all of the Hedging Contracts of the Restricted Persons, setting forth the material terms thereof (including the type, term, effective date, termination date, and notional amounts or volumes), the estimated net mark-to-market value thereof, and the counterparty to each such Hedging Contract.

(e) Annual Engineering Report. By September 1 of each Fiscal Year, a reserve engineering report prepared by the Independent Engineers as of July 1 of such Fiscal Year concerning all of the Oil and Gas Properties and interests owned by any Restricted Person that are located in or offshore of the United States and that have attributable to them Proved Reserves. This report shall (i) be prepared on a consistent basis in accordance with customary standards and procedures of the petroleum industry, (ii) take into account any overproduced or underproduced status under gas balancing arrangements, (iii) reflect the respective interests of the Restricted Persons in such Oil and Gas Properties, and (iv) contain information and analysis comparable in scope to that contained in the Initial Engineering Report.

(f) Midyear Engineering Report. By March 1 of each Fiscal Year, and promptly following notice of a Special Determination under Section 2.8, a reserve engineering report prepared as of January 1 of such Fiscal Year (or the last day of the preceding calendar month in the case of a Special Determination) by the Staff Engineers (or, at the Borrower’s option, by the Independent Engineers), together with an accompanying report on property sales, property purchases, and changes in categories, both in the same form and scope as the reports in subsection (e) of this section.

(g) Production Report and Lease Operating Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2024, a report describing, by lease or unit and on a monthly basis, the gross and net volume of production and sales attributable to production from the properties described in the most recently delivered Engineering Report for the 12-month period ending on the date of such Engineering Report and describing the related severance taxes, production taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such 12-month period.

(h) Annual Cash Flow Budget. Within sixty (60) days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2024, an annual cash flow budget for the Restricted Persons for the then current Fiscal Year, presented on a monthly basis, showing projected revenues, expenses, capital expenditures, production volumes, and prices (in form reasonably satisfactory to the Administrative Agent), prepared by a Responsible Officer of the Borrower.

(i) Insurance Information. Together with each set of financial statements furnished under subsection (a) of this section, insurance certificates and other information required under Section 4.8.

(j) Purchasers of Production. Promptly upon request by the Administrative Agent (to be no more than twice per Fiscal Year unless an Event of Default is outstanding), a list, by name and address, of those Persons who are then purchasing production from the Oil and Gas Properties subject to the Security Documents equal to at least 80% of the total production purchased, giving each such purchaser’s owner number for each Restricted Person and each such purchaser’s property number for each such Oil and Gas Property.

(k) Material Contracts, Etc. Promptly upon its becoming available, copies of any notices or documents received by any Restricted Person pursuant to any Material Contract alleging a material default or material nonperformance by such Restricted Person thereunder or terminating or suspending any such Material Contract or any commitments or obligations thereunder.

(l) Information and Notices. No later than ten (10) Business Days after (i) any such change, written notice of any change in (A) any Restricted Person’s legal name, (B) the jurisdiction in which any such Person is incorporated, formed, or organized, (C) the location of any such Person’s principal place of business or chief executive office, (D) any such Person’s identity or corporate, company, or partnership structure, or (E) any such Person’s federal taxpayer identification number or organizational identification number, and (ii) the execution thereof, copies of any amendment, modification, or supplement to the Organizational Documents of any such Person if such amendment, modification, or supplement is material to the interests of the Lender Parties.

(m) Notices of Environmental Matters and the Acquisition or Creation of Subsidiaries. The information in respect of environmental matters and written notice of the acquisition or creation of a Subsidiary, in each case, as and when required under Section 4.12 or Section 5.14, as applicable.

(n) Notice of Borrowing Base Property Dispositions and Hedging Contract Liquidations. The information in respect of Borrowing Base Property Dispositions and Borrowing Base Hedging Contract Liquidations as and when required under Section 5.5(j)(iv).

(o) Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event having a fair market value in excess of the Threshold Amount or the commencement of any condemnation proceeding that could reasonably be expected to result in a Casualty Event having a fair market value in excess of the Threshold Amount.

(p) Available Free Cash Flow Distribution Certificate. Within five (5) Business Days after making a Distribution pursuant to Section 5.6(d), a certificate of a Responsible Officer of the Borrower (in form and detail reasonably satisfactory to the Administrative Agent) setting forth (i) the Available Free Cash Flow Amount as of the date of making such Distribution and the Available Free Cash Flow Amount immediately after giving effect to such Distribution, and (ii) reasonably detailed calculations demonstrating that the Borrower is in compliance with Section 5.6(d) in connection with such Distribution.

(q) Patriot Act and Beneficial Ownership. Promptly (i) following any request made by the Administrative Agent to the Borrower therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation, or other applicable anti-money laundering laws, (ii) after any time at which any Restricted Person becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification, and (iii) following any change in the information provided in any Beneficial Ownership Certification, notice thereof to the Administrative Agent and the Lenders.

Section 4.3. Other Information and Inspections. Each Restricted Person will furnish to the Administrative Agent any information that the Administrative Agent may from time to time reasonably request in writing concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition, and operations of any Restricted Person, including, to the extent applicable, all evidence that the Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all of the representations, warranties, and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all of the conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers, and any other Persons), upon reasonable notice and in any event at least three (3) Business Days’ notice, to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, all at such reasonable times and as often as reasonably requested (provided that (i) unless an Event of Default then exists and is continuing, there shall be no more than one (1) such visit and inspection per calendar year and (ii) any visits and inspections shall be conducted in compliance with the Restricted Persons’ applicable safety and health-related protocols), and each Restricted Person shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees, and representatives. Notwithstanding the foregoing, no Restricted Person will be required to disclose, discuss, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (x) in respect of which disclosure to the Administrative Agent (or its agents, contractors and other appointed representatives) is prohibited by applicable law or confidentiality restrictions imposed by agreements with third parties or (y) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 4.4. Notice of Material Events. The Borrower will promptly, and in no event later than five (5) Business Days, after becoming aware thereof, notify the Administrative Agent in writing (and Administrative Agent shall promptly make available such notice to the Lenders), stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any Material Adverse Change;

(b) the occurrence of any Event of Default;

(c) the acceleration of the maturity of any Indebtedness in excess of the Threshold Amount owed by any Restricted Person (other than the Obligations), or the occurrence of any event which, with the giving of notice or the passage of time, or both, would allow any such acceleration;

(d) the occurrence of any Termination Event; and

(e) any non-frivolous (in the reasonable estimation of the Borrower) action, suit, investigation, litigation, or proceeding regarding a claim that could reasonably be expected to exceed the Threshold Amount, any notice of potential liability of any Restricted Person under any Environmental Laws that could reasonably be expected to exceed the Threshold Amount, or any other material claim, in each case, asserted against any Restricted Person or its properties (and not previously disclosed in writing to the Administrative Agent or the Lenders) which could reasonably be expected to cause a Material Adverse Change.

Each notice pursuant to this section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action, if any, any Restricted Person has taken or proposes to take with respect thereto.

Section 4.5. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all of the material Collateral and all of the other material property used or useful in the conduct of its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with prudent industry standards, and will from time to time make all repairs, renewals, and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times, provided that none of the forgoing shall apply to property if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Restricted Persons.

Section 4.6. Maintenance of Existence and Qualifications. Each Restricted Person will preserve and maintain in full force and effect its legal existence and its rights and powers to do business and will qualify to do business in all of the states or jurisdictions where required by applicable Law, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, or dissolution permitted under Section 5.4 or any Disposition permitted under Section 5.5.

Section 4.7. Payment of Trade Liabilities, Taxes, Etc.

(a) Except as would not reasonably be expected to result in an assessment of Taxes in an aggregate amount exceeding the Threshold Amount, each Restricted Person will (i) timely (taking into account any extensions) file all federal, state, and other material Tax Returns required to be filed by it, and (ii) timely pay all material Taxes due and payable by it before the same become delinquent.

(b) Each Restricted Person will (i) no later than ninety (90) days after receipt of the original invoice therefor pay and discharge all of the Liabilities owed by it on ordinary trade terms to vendors, suppliers, and other Persons providing goods and services to it, (ii) pay and discharge before the same becomes delinquent all of the other material Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business, and (iii) maintain appropriate accruals and reserves for each of the foregoing in accordance with GAAP.

(c) Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor that are required by GAAP.

Section 4.8. Insurance.

(a) Each Restricted Person will maintain, with financially sound and reputable insurance companies or associations, insurance (i) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) in accordance with all Governmental Requirements. The Administrative Agent and the Lenders shall be named as “additional insureds” in respect of such liability insurance policies, and the Administrative Agent shall be named as “lender loss payee” with respect to property loss insurance covering Collateral (if any). Furthermore, such insurance policies shall provide that the insurer will endeavor to give at least thirty (30) days’ prior written notice of any cancellation to the Administrative Agent (or, in the case of the non-payment of premiums, ten (10) days’ prior written notice).

(b) During the continuance of any Event of Default, if any Restricted Person fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the part of the Administrative Agent for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. During the continuance of any Event of Default, the Administrative Agent shall have the sole right (both in the name of the Lenders and in the name of the Restricted Persons, as the case may be) to file claims under any insurance policies, to receive, receipt, and give acquittance for any payments that may be payable thereunder, and to apply such payments to the Secured Obligations, and to execute any and all endorsements, receipts, releases, assignments, reassignments, or other documents that may be necessary to effect the collection, compromise, or settlement of any claims under any such insurance policies.

(c) On or prior to the Closing Date and annually thereafter, together with each set of financial statements furnished under Section 4.2(a), the Borrower will furnish or cause to be furnished to the Administrative Agent (i) a summary of the insurance coverage of the Restricted Persons and certificates from the insurance brokers of the Restricted Persons confirming the insurance coverage required by this Section 4.8, and (ii) to the extent requested by the Administrative Agent, copies of the applicable policies.

Section 4.9. Performance on the Borrower’s Behalf. During the continuance of any Event of Default, if any Restricted Person fails to pay any insurance premiums, expenses, attorneys’ fees, or other amounts it is required to pay under any Loan Document, the Administrative Agent may (but need not) pay the same. The Borrower shall immediately reimburse the Administrative Agent for any such payments and each amount paid by the Administrative Agent shall constitute an Obligation owed hereunder that is due and payable on the date such amount is paid by the Administrative Agent.

Section 4.10. Default Interest. The Borrower shall pay interest at the Default Rate on all of the Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender Party but excluding the principal of any Loan, and any unreimbursed amounts in respect of Letters of Credit, to the extent interest thereon is covered by Section 2.5(b) or Section 2.12(a)) that the Borrower has in this Agreement promised to pay to any Lender Party and that are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 4.11. Compliance with Agreements and Law. Each Restricted Person will observe, perform, and comply with all of the material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract, or other instrument or obligation to which it is a party or by which it or any of its properties is bound (including each Material Contract), except in each case where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each Restricted Person will conduct its business and affairs in compliance in all material respects with all Laws applicable thereto, except in each case where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each Restricted Person will comply with all Anti-Corruption Laws and applicable Sanctions in all material respects. Each Restricted Person will cause all of the material licenses and permits necessary for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect, except in each case where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each Restricted Person will maintain in effect and enforce policies and procedures designed to ensure compliance by such Restricted Person, its Subsidiaries, and their respective directors, managers, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 4.12. Environmental Matters; Environmental Reviews. Each Restricted Person: (a) will comply in all respects with any and all applicable Environmental Laws now or hereafter applicable to such Person, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Change; (b) will not cause or permit to exist, as a result of an action or omission on any Restricted Person’s part, or on the part of any third party, on any Borrowing Base Property any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with Environmental Laws or the conditions of a permit issued by an appropriate Governmental Authority, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Change; and (c) will furnish to the Administrative Agent promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter, or other written communication from any Governmental Authority concerning any intentional or unintentional action or omission on any Restricted Person’s part in connection with any environmental activity which could reasonably be expected to cause a Material Adverse Change. The Borrower will promptly conduct and complete at the Borrower’s expense such environmental investigations and testings on the Borrowing Base Properties as may be (y) reasonably requested by the Administrative Agent during the continuance of any Event of Default or (z) required by any Governmental Authority pursuant to Environmental Laws.

Section 4.13. Evidence of Compliance. Each Restricted Person will furnish to the Administrative Agent at such Restricted Person’s or the Borrower’s expense all evidence that the Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties, and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 4.14. Guaranties of the Borrower’s Subsidiaries. Subsidiary of the Borrower existing on the Closing Date or created, acquired, or coming into existence after such date shall, promptly and in any event within sixty (60) days (or such later date as the Administrative Agent may agree to in its discretion) after it has become a Subsidiary of the Borrower, execute and deliver to the Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Secured Obligations and the due and punctual performance of the obligations of the Borrower hereunder, which guaranty shall be reasonably satisfactory to the Administrative Agent in form and substance; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall be obligated in respect of any Excluded Swap Obligations of such Guarantor. The Borrower will cause each of its Subsidiaries to deliver to the Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence reasonably satisfactory to the Administrative Agent and its counsel that such Subsidiary has taken all action necessary to duly approve and authorize its execution, delivery, and performance of such guaranty and any other documents that it is required to execute.

Section 4.15. Agreement to Deliver Security Documents.

(a) The Secured Obligations shall, at all times, be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) the Minimum Collateral Amount, (ii) all of the Equity in each Subsidiary of the Borrower, and (iii) substantially all of the other personal property of the Restricted Persons (other than the Excluded Property.

(b) On the Closing Date, the Borrower shall execute and deliver, and shall cause each other Restricted Person to execute and deliver, to the Administrative Agent Security Documents complying with Section 4.15(a), each in form and substance reasonably acceptable to the Administrative Agent. From time to time to the extent necessary to comply with Section 4.15(a), and in any event on each Determination Date, the Borrower shall execute and deliver, and shall cause each other Restricted Person to execute and deliver, to the Administrative Agent Security Documents in form and substance reasonably acceptable to the Administrative Agent and duly executed by each Restricted Person party thereto, together with such other assignments, conveyances, amendments, agreements, and other writings (each duly authorized and executed) as the Administrative Agent shall reasonably deem necessary or appropriate to grant, evidence, and perfect the Liens required by this Section 4.15.

(c) The Borrower also agrees to deliver, at the time that any Security Documents are required to be delivered under Section 4.15(b), title reports or other title information reasonably satisfactory to the Administrative Agent, covering enough of the Borrowing Base Properties so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on the Minimum Title Amount, and confirming that the Restricted Persons have good and defensible title to such Borrowing Base Properties, free and clear of all Liens other than Permitted Liens.

(d) Subject to Section 4.15(e), within sixty (60) days after (i) a request by the Administrative Agent or the Required Lenders to the Restricted Persons to cure any material title defects or exceptions that are not Permitted Liens or (ii) a notice by the Administrative Agent to the Restricted Persons that the Restricted Persons have failed to comply with Section 4.15(c), the Restricted Persons shall (A) cure such title defects or exceptions that are not Permitted Liens and (B) deliver to the Administrative Agent satisfactory evidence in form and substance reasonably acceptable to it as to each Restricted Person’s ownership of such Oil and Gas Properties and the Administrative Agent’s Liens thereon as are required to maintain compliance with Section 4.15(c).

(e) If the Restricted Persons are unable to cure any such title defect requested by the Administrative Agent or the Required Lenders to be cured within the 60-day period specified in Section 4.15(d) or the Restricted Persons do not comply with the requirements to provide acceptable title information as required under Section 4.15(c) or Section 4.15(d), such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to reduce the Borrowing Base by an amount as determined by the Required Lenders to cause the Restricted Persons to be in compliance with the requirements to provide satisfactory title information on the Minimum Title Amount as provided in subsection (c) of this section. The Administrative Agent or the Required Lenders shall give written notice of any such reduction to the Borrower, and the new Borrowing Base, as so reduced, shall become effective immediately after the Borrower’s receipt of such notice. Any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Required Lenders.

(f) Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Restricted Person included in the Collateral and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Document; provided that (i) the applicable Restricted Person’s interests in all lands and other assets and properties situated under any such Building or Manufactured (Mobile) Home shall not be excluded from the Collateral and shall be encumbered by all applicable Security Documents and (ii) the Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home other than Permitted Liens (but excluding Permitted Liens of the type described in clause (e) of the definition thereof).

(g) On the Closing Date, the Borrower shall cause each Guarantor to execute and deliver to the Administrative Agent guaranties, each in form and substance reasonably acceptable to the Administrative Agent.

Section 4.16. Production Proceeds. Notwithstanding that, by the terms of the Mortgages, the Restricted Persons are and will be assigning to the Administrative Agent, for the benefit of the Secured Parties, all of the “Hydrocarbons” and “Proceeds” (as such terms are defined therein) accruing to the property covered thereby (such proceeds, the “Production Proceeds”), so long as no Event of Default has occurred and is continuing, the Restricted Persons may continue to receive from the purchasers of production such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise any and all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of any or all of the Production Proceeds then held by the Restricted Persons or to receive directly from the purchasers of production all of the other Production Proceeds. In no case shall any failure, whether intentioned or inadvertent, by any Lender Party to collect directly any such Production Proceeds constitute in any way a waiver, remission, or release of any rights of any Lender Party under the Security Documents, nor shall any release of any Production Proceeds by any Lender Party to the Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of any Lender Party to collect other Production Proceeds thereafter.

Section 4.17. Perfection and Protection of Security Interests and Liens. Each Restricted Person shall from time to time deliver to the Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance reasonably satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for any of the following purposes: (a) perfecting, confirming, or protecting any Liens or other rights in any Collateral securing any Secured Obligations, (b) curing any defects or potential defects of a Restricted Person with respect to the Collateral in any Loan Document, (c) further evidencing and more fully describing the collateral intended as security for the Secured Obligations, (d) more fully stating the obligations secured by any Security Document, or (e) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Each Restricted Person hereby authorizes the Administrative Agent to file (without the signature of any Restricted Person where permitted by Law) one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral describing the Collateral as “all assets” or “all personal property” of such Restricted Person or words of similar import.

Section 4.18. Leases and Contracts; Performance of Obligations. Except as could not reasonably be expected to materially and adversely affect the business or operations of the Restricted Persons taken as a whole, each Restricted Person will maintain in full force and effect all of the oil, gas, or mineral leases, contracts, servitudes, and other agreements forming a part of any Oil and Gas Property covered by the most recently delivered Engineering Report, to the extent the same cover or otherwise relate to such Oil and Gas Property (except those disposed of in accordance with, and to the extent permitted by, the terms hereof), and each Restricted Person will timely perform all of its material obligations thereunder, in each case so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities. Except as could not reasonably be expected to materially and adversely affect the business or operations of the Restricted Persons taken as a whole, each Restricted Person will properly and timely pay all rents, royalties, and other payments due and payable under any such leases, contracts, servitudes, and other agreements, or otherwise attendant to its ownership or operation of any Oil and Gas Property (other than royalty payments suspended in the ordinary course of business).

Section 4.19. Representation to Continue to be True. Each Restricted Person will carry out its sales of production, will operate the Oil and Gas Properties, and will otherwise deal with the Borrowing Base Properties and the production in such a way that the representations and warranties in Section 3.16 through Section 3.21 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

Section 4.20. Hedging Contracts.

(a) Minimum Hedging Contracts. Within 60 days of the Closing Date and thereafter as of the end of each Fiscal Quarter, one or more of the Restricted Persons shall have entered into and maintain in effect, for each calendar month during the twenty-four (24) full-calendar month period immediately following such date, one or more Hedging Contracts with an Approved Counterparty, to the extent necessary to cause the Hedging Contracts of the Restricted Persons to cover notional volumes of crude oil, natural gas, and natural gas liquids, calculated separately, at least equal to seventy-five percent (75%) in the aggregate of the Projected PDP Oil and Gas Production for each calendar month during such twenty-four (24) full-calendar month period, which Hedging Contracts (i) shall have the purpose and effect of hedging crude oil, natural gas, and natural gas liquids, calculated separately, price risk in respect of such portion of the reasonably anticipated production of crude oil, natural gas, and natural gas liquids, calculated separately, for such calendar month from the Proved Developed Producing Oil and Gas Properties of the Restricted Persons, and (ii) shall otherwise comply with the conditions and limitations set forth in Section 4.20(b) and Section 5.3.

(b) Hedging Contract Structure Requirements. The notional volumes that are required to be hedged under Section 4.20(a) shall be hedged in the form of fixed-price swap transactions, “costless collars”, and/or puts; provided that (i) any fixed-price swap transaction shall have a fixed price that is not less than ninety percent (90%) of the applicable New York Mercantile Exchange forward curve price for crude oil (WTI), natural gas, or natural gas liquids, as applicable (the “Market Price”), and (ii) any put transaction (whether as a stand-alone put option or as the “floor” of a “costless collar”) shall have a strike price that is not less than eighty percent (80%) of the Market Price, in each case, at the time such Hedging Contract is entered into.

(c) Limitation on Termination of Hedging Contracts. Each Restricted Person shall maintain in effect for their full term (and will not sell, assign, transfer, terminate, or novate) all of the Hedging Contracts required to be maintained in effect pursuant to this Section 4.20 and all of the other Hedging Contracts in respect of crude oil, natural gas, and natural gas liquids, calculated separately, that were used by the Lenders in determining the Borrowing Base then in effect, including all of the Hedging Contracts in existence on the Closing Date; provided, however, that the Restricted Persons may terminate Hedging Contracts in connection with a Disposition permitted pursuant to Section 5.5 and a redetermination of the Borrowing Base pursuant to Section 2.8(f), to the extent required by the terms thereof; provided, further, that the Restricted Persons shall remain in compliance with Section 4.20(a) and Section 5.3 immediately after giving effect to such termination and Disposition.

Section 4.21. Material Contracts. Each Restricted Person will perform and observe in all material respects all of the terms and provisions of each Material Contract to be performed or observed by it within any grace period applicable thereto and, in accordance with prudent business practices, enforce its rights under each Material Contract, and, upon request by the Administrative Agent, make to each other party to each such Material Contract such requests for information and reports as any Restricted Person is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change.

Section 4.22. Employee Benefit Plans. Each Restricted Person will maintain each employee benefit plan as to which such Restricted Person may have any liability in compliance in all material respects with all applicable requirements of Law.

Section 4.23. Deposit Accounts and Securities Accounts. Each Restricted Person will move to Frost Bank within 45 days after the Closing Date (or such later date as Administrative Agent may agree)), and thereafter continuously maintain during the term of this Agreement, all of its Deposit Accounts and Securities Accounts at Frost Bank, in each case, other than Excluded Accounts.

Section 4.24. Commodity Exchange Act Keepwell Provisions. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Restricted Person to honor all of its obligations in respect of Hedge Liabilities (provided, however, that each Qualified ECP Guarantor shall only be liable under this section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this section voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this section shall remain in full force and effect until Payment in Full. Each Qualified ECP Guarantor intends that this section constitute, and this section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Restricted Person for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V - Negative Covenants

The Borrower hereby warrants, covenants, and agrees that until Payment in Full:

Section 5.1. Indebtedness. No Restricted Person will incur, assume, allow to exist, or in any manner owe or be liable for Indebtedness, except:

(a) the Obligations and the Hedge Liabilities;

(b) Indebtedness arising under Hedging Contracts permitted under Section 5.3;

(c) Indebtedness among the Borrower and Guarantors that are Subsidiaries of the Borrower; provided that, at all times, such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Secured Obligations in a manner and on terms and conditions reasonably satisfactory to the Administrative Agent;

(d) Capital Lease Obligations and Purchase Money Indebtedness in an aggregate principal amount that does not exceed the Threshold Amount at any one time outstanding and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(e) Indebtedness constituting a guaranty by a Restricted Person of Indebtedness of one or more other Restricted Persons that is permitted to be incurred and remain outstanding under this Section 5.1;

(f) Indebtedness associated with worker’s compensation claims, bonds, or surety obligations required by Governmental Requirements in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(g) endorsements of negotiable instruments or instruments for deposit in the ordinary course of business;

(h) Indebtedness (i) with respect to agreements providing for customary indemnification, customary purchase price adjustment or similar customary obligations in connection with any Disposition of assets to the extent such Dispositions are permitted hereunder and (ii) consisting of customary obligations in respect of working capital adjustments, customary indemnifications, customary purchase price adjustments, customary earnouts and other similar obligations in connection with any acquisitions or mergers permitted hereunder;

(i) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days;

(j) Indebtedness incurred in the ordinary course of business and on customary terms in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards and similar cards in an aggregate amount not exceeding, at any one time outstanding, the Threshold Amount;

(k) Indebtedness with respect to obligations to deliver goods or services in consideration of advance payments therefor that do not in the aggregate exceed the Threshold Amount at any one time outstanding;

(l) Indebtedness assumed in connection with any acquisition of assets or property after the Closing Date, which Indebtedness exists at the time of such acquisition and is not created in contemplation of such event and where such acquisition is permitted by this Agreement; provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, would not exceed the Threshold Amount at any time outstanding; and

(m) other items of unsecured Indebtedness of the Restricted Persons; provided that the aggregate amount of all such other Indebtedness permitted under this Section 5.1(m) shall not exceed the Threshold Amount at any one time outstanding.

Section 5.2. Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume, or permit to exist any Lien upon any of the properties or assets that it now owns or hereafter acquires.

Section 5.3. Hedging Contracts.

(a) Hedging Contracts. No Restricted Person will enter into any Hedging Contract for speculative purposes. No Restricted Person will be a party to or in any manner be liable on any Hedging Contract, except:

(i) Commodities. Hedging Contracts (excluding Floor Contracts covered by the following subsection (ii)) with an Approved Counterparty in respect of crude oil, natural gas, and natural gas liquids with notional volumes (when aggregated with other commodity Hedging Contracts then in effect) that do not cause the aggregate notional volumes of all of such Hedging Contracts then in effect to exceed, as of the date such Hedging Contract is entered into, for each full calendar month during the forthcoming thirty-six (36) full calendar months following such date, eighty percent (80%) of the Projected PDP Oil and Gas Production for such month, determined separately with respect to crude oil, natural gas, and natural gas liquids; provided, however, that (x) such Hedging Contracts shall not, in any case, have a tenor longer than thirty-six (36) consecutive calendar months, beginning with the first full calendar month following the date in question and (y) no such Hedging Contract shall constitute a three-way collar involving the sale of any put. It is understood that Hedging Contracts in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof (such as, for example, basis risk and price risk), shall not be aggregated together when calculating the limitations on notional volumes contained in this Section 5.3(a)(i).

(ii) Floor Contracts. Floor Contracts with an Approved Counterparty in respect of crude oil, natural gas, and natural gas liquids with notional volumes (when aggregated with other commodity Floor Contracts then in effect) that do not cause the aggregate notional volumes of all of the Floor Contracts then in effect to exceed, as of the date such Floor Contract is entered into, for each full calendar month during the forthcoming forty-eight (48) full calendar months following such date, one hundred percent (100%) of the Projected PDP Oil and Gas Production for such month, determined separately with respect to crude oil, natural gas, and natural gas liquids; provided, however, that such Floor Contracts shall not, in any case, have a tenor longer than forty-eight (48) consecutive calendar months, beginning with the first full calendar month following the date in question.

(iii) Interest Rates. Hedging Contracts with an Approved Counterparty in respect of interest rates, as follows:

(A) Hedging Contracts effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Hedging Contracts of the Restricted Persons then in effect effectively converting interest rates from fixed to floating) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Indebtedness of the Restricted Persons for borrowed money that bears interest at a fixed rate, and which Hedging Contracts shall not, in any case, have a tenor that extends beyond the maturity date of the Indebtedness that such Hedging Contract is intended to hedge.

(B) Hedging Contracts effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Hedging Contracts of the Restricted Persons then in effect effectively converting interest rates from floating to fixed) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Indebtedness of the Restricted Persons for borrowed money that bears interest at a floating rate, and which Hedging Contracts shall not, in any case, have a tenor that extends beyond the maturity date of the Indebtedness that such Hedging Contract is intended to hedge.

(b) Hedging In Excess of Actual Production. If, after the end of any Fiscal Quarter, the aggregate notional volumes of crude oil, natural gas, or natural gas liquids, calculated separately, under the Hedging Contracts (other than Floor Contracts) of the Restricted Persons from time to time in effect during such Fiscal Quarter exceeded one hundred percent (100%) of the aggregate actual volumes of production of crude oil, natural gas, or natural gas liquids, as applicable, as of the last day of such Fiscal Quarter, then the Borrower shall (i) promptly notify the Administrative Agent thereof and (ii) if requested by the Administrative Agent or the Required Lenders, within thirty (30) days after any such request, terminate, create off-setting positions, or otherwise unwind or monetize any such Hedging Contracts such that, at such time, future notional volumes of crude oil, natural gas, or natural gas liquids, as applicable, under such Hedging Contracts will not exceed one hundred percent (100%) of the Projected PDP Oil and Gas Production of crude oil, natural gas, or natural gas liquids, as applicable, for the then-current and any succeeding Fiscal Quarters. To the extent that such terminated, off-set, or otherwise unwound or monetized Hedging Contracts (or the terminated, off-set, or otherwise unwound or monetized portions thereof) have Borrowing Base Value at such time, such terminations, off-sets, unwinds, or monetizations shall be considered Borrowing Base Hedging Contract Liquidations for the purposes of Section 5.5.

(c) No Credit Support for Hedging Contracts. In no event shall any Hedging Contract contain any requirement, agreement, or covenant for any Restricted Person to post collateral, credit support (including in the form of letters of credit), or margin to secure any Restricted Person’s obligations under such Hedging Contract or to cover market exposures other than any requirement, agreement, or covenant to enter into or maintain the Security Documents.

(d) Limitation on Terminations of Hedging Contracts. No Restricted Person will terminate or monetize any Hedging Contract in respect of commodities except to the extent such termination or monetization is permitted pursuant to Section 5.5(j) and/or Section 5.5(k) or required by Section 5.3(b).

Section 5.4. Limitation on Mergers, Issuances of Disqualified Capital Stock. No Restricted Person will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its property to any other Person, or liquidate, divide, or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing: (a) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity; (b) any Subsidiary of the Borrower may merge into any other Subsidiary of the Borrower in a transaction in which the surviving entity is a Guarantor; (c) any Subsidiary of the Borrower may Dispose of all or substantially all of its property to the Borrower or to a Guarantor and (d) any Subsidiary of the Borrower may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders and any assets of such Subsidiary are transferred to the Borrower or a Guarantor. No Restricted Person shall issue any Disqualified Capital Stock.

Section 5.5. Limitation on Dispositions. No Restricted Person will Dispose of any of its material assets or properties or any material interest therein, except:

(a) ordinary course Dispositions of equipment or personal property that is worthless or obsolete or worn out, that is no longer used or useful in the conduct of its business, or that is replaced by equipment of at least equal suitability and value;

(b) Dispositions of inventory (including oil and gas sold as produced and seismic data) that is sold in the ordinary course of business;

(c) Dispositions of defaulted notes or accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, in each case, in the ordinary course of business and to the extent not prohibited by Section 5.8;

(d) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(e) Dispositions of property of (i) the Borrower that is transferred to any Subsidiary of the Borrower that is a Guarantor and (ii) any Subsidiary of the Borrower that is transferred to the Borrower or to any other Subsidiary of the Borrower that is a Guarantor;

(f) Dispositions pursuant to Distributions permitted under Section 5.6;

(g) the granting of Liens permitted by Section 5.2;

(h) farmouts in the ordinary course of business of undeveloped acreage and assignments in connection with such farmouts;

(i) Dispositions of interests in Oil and Gas Properties, or portions thereof, to which no Proved Reserves are attributed; provided that (i) such Disposition is made for fair consideration and (ii) no Default or Borrowing Base Deficiency then exists or would result therefrom;

(j) Borrowing Base Property Dispositions and Borrowing Base Hedging Contract Liquidations; provided that:

(i) except with respect to Casualty Events, no Default then exists or would result therefrom;

(ii) at least 75% of the consideration received in respect of such Borrowing Base Property Disposition or Borrowing Base Hedging Contract Liquidation shall be cash or Cash Equivalents;

(iii) the consideration received in respect of such Borrowing Base Property Disposition or Borrowing Base Hedging Contract Liquidation shall be equal to or greater than the fair market value of (A) the Oil and Gas Properties or the Subsidiary of the Borrower the subject of such Borrowing Base Property Disposition or (B) the Hedging Contract the subject of such Borrowing Base Hedging Contract Liquidation (in each case, as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect);

(iv) if (after giving effect to such Borrowing Base Property Disposition or Borrowing Base Hedging Contract Liquidation) the aggregate Borrowing Base Value of all of the Borrowing Base Property Dispositions and Borrowing Base Hedging Contract Liquidations under this subsection (j) and the following subsection (k) since the immediately preceding Scheduled Determination of the Borrowing Base exceeds five percent (5%) of the Borrowing Base then in effect, the Borrower shall deliver to the Administrative Agent five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree to in its discretion) of such Borrowing Base Property Disposition or Borrowing Base Hedging Contract Liquidation and shall provide the Administrative Agent with such information in connection therewith as the Administrative Agent may reasonably request;

(v) if a Borrowing Base Deficiency exists after any resulting reduction in the Borrowing Base pursuant to Section 2.8(f), the Borrower shall prepay Borrowings in accordance with Section 2.7(d); and

(vi) if any such Disposition is of a Subsidiary of the Borrower, such Disposition shall include all the Equity in such Subsidiary;

(k) Borrowing Base Hedging Contract Liquidations in addition to those allowed under the preceding subsection (j), but only to the extent such additional Borrowing Base Hedging Contract Liquidations are required under Section 5.3(b);

(l) Dispositions among or between the Borrower and Guarantors;

(m) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Borrower and the other Restricted Persons taken as a whole;

(n) Dispositions of personal property subject to casualty, condemnation or similar events;

(o) licensing, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property rights, in each case, which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change;

(p) the lapse or abandonment of patents, trademarks, copyrights and other intellectual property rights, in each case, which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change

(q) to the extent constituting Dispositions, (i) Distributions permitted by Section 5.6 and Investments permitted by Section 5.7;

(r) Dispositions of surplus easements, rights of way, servitudes or other real property (other than Oil and Gas Properties) that are no longer used or otherwise necessary in the business of the Restricted Persons, in each case, which could not, individually or in the aggregate, reasonably be expected to (i) result in a Material Adverse Change or (ii) materially detract from the value of the Collateral, taken as a whole; and

(s) swaps or trades of Oil and Gas Properties and assignments in connection with such swaps or trades having a fair market value in the aggregate not to exceed the Threshold Amount, so long as (i) the applicable Restricted Persons receive reasonably equivalent value for the swapped or traded Oil and Gas Properties, (ii)(A) the Proved Developed Producing Reserves of the Restricted Persons may only be swapped or traded for other Proved Developed Producing Reserves, (B) the Proved Developed Non-Producing Reserves of the Restricted Persons may only be swapped or traded for Oil and Gas Properties constituting Proved Developed Producing Reserves or Proved Developed Non-Producing Reserves and (C) the Proved Undeveloped Reserves of the Restricted Persons may only be swapped or traded for Oil and Gas Properties constituting Proved Reserves and (iii) no Default or Event of Default has occurred and is continuing; and

(t) Dispositions that do not exceed, in the aggregate, the Threshold Amount.

Section 5.6. Limitation on Distributions. No Restricted Person will declare or make directly or indirectly any Distribution, other than:

(a) Distributions by any Restricted Person to the holders of its Equity of additional Equity in such Restricted Person (other than Disqualified Capital Stock);

(b) Distributions payable to the Borrower, and Distributions payable to Subsidiaries of the Borrower that are Guarantors;

(c) Permitted Tax Distributions made in cash by the Borrower to the direct or indirect holders of its Equity; provided that the Borrower is treated as a pass-through entity or a disregarded entity for federal income tax purposes for the applicable tax period (or portion thereof); and

(d) Commencing twelve (12) months after the Closing Date, any other cash Distributions by the Borrower to the holders of its Equity of all or part of the Available Free Cash Flow Amount; provided that: (i) immediately before and after giving effect to such Distribution, the Utilization Percentage shall be less than or equal to eighty percent (80%); (ii) immediately before and after giving effect to such Distribution, the Maximum Leverage Ratio on a pro forma basis shall be less than or equal to 1.75 to 1.00; (iii) the Borrower shall timely deliver the certificate required under Section 4.2(p) with respect to such Distribution; (iv) no Event of Default or Borrowing Base Deficiency then exists or would result therefrom; and (v) no such Distribution is made with proceeds of Loans.

(e) so long as no Event of Default under Section 8.1(a), (b) and (h), then exists or would result therefrom, repurchases of Equity that are owned by former officers, directors or employees (or the respective estates thereof) of the Restricted Persons or their respective Subsidiaries in connection with their resignation, termination or severance of employment in an aggregate amount not to exceed the Threshold Amount during any Fiscal Year; and

(f) Other Distributions not to exceed $1,000,000 in the aggregate.

For purposes of determining compliance with this Section 5.6, in the event that any Distribution (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time that such Distribution is made, divide, classify or reclassify, or at any later time divide, classify or reclassify such Distribution (or any portion thereof) in any manner that complies with this covenant on the date such Distribution is made or such later time, as applicable.

Section 5.7. Limitation on Investments and New Business. No Restricted Person will (a) engage directly or indirectly in any business or conduct any operations except the exploration, development, and production of Oil and Gas Properties and activities ancillary thereto or incidental thereto or (b) make any Investments other than Permitted Investments. The Restricted Persons will not acquire any Oil and Gas Properties not located within the geographical boundaries of the United States of America or in the offshore federal waters of the United States of America. For purposes of determining compliance with this Section 5.7, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time that such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this covenant on the date such Investment is made or such later time, as applicable.

Section 5.8. Sale of Notes or Receivables. Except for the sale of defaulted notes or accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, the Restricted Persons shall not sell (with or without recourse) any of their notes receivable or accounts receivable to any Person other than a Restricted Person.

Section 5.9. Transactions with Affiliates. No Restricted Person will engage in any transaction with any of its Affiliates (other than any other Restricted Person), except pursuant to the reasonable business requirements of such Restricted Person’s business and upon fair and reasonable terms that are no less favorable to it than those that would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates. The restrictions set forth in this section shall not apply to (a) the execution and delivery of any Loan Document, (b) agreements entered into prior to the Closing Date (including amendments and modifications thereto that could not reasonably be expected to be adverse to the Lenders), (c) any employment agreement, incentive plan, employee benefit plan, officer, manager or director indemnification agreement or similar arrangement entered into by such Restricted Person in the ordinary course of business and payment pursuant thereto, (d) payment of reasonable and customary fees and reimbursement expenses (pursuant to indemnity arrangements or otherwise) of officers, managers, directors, employees or consultants of any Restricted Person or (e) Distributions permitted by Section 5.6.

Section 5.10. Negative Pledge; Certain Prohibited Restrictions; ERISA. No Restricted Person will, directly or indirectly, enter into, create, assume, or otherwise allow to exist any contractual restriction or other consensual restriction on its ability (or the ability of any other Restricted Person) (other than under the Loan Documents, or any agreements with respect to Capital Leases or Purchase Money Indebtedness secured by Liens permitted by Section 5.2, but then only with respect to the property that is the subject of such Capital Lease or Purchase Money Indebtedness) to: (a) grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of its properties, revenues, or assets, whether now owned or hereafter acquired; (b) pay dividends or make other Distributions to any other Restricted Person; (c) redeem Equity in such Restricted Person that is held by any other Restricted Person; (d) repay loans and other Liabilities owing by such Restricted Person to any other Restricted Person; or (e) transfer any assets of such Restricted Person to any other Restricted Person, other than, in each case, (i) any prohibition or limitation that exists pursuant to the applicable requirements of a Governmental Authority, (ii) any customary provisions in leases, licenses, and similar contracts as they affect any property or Lien subject to, or the assignment of, such lease, license, or similar contract, or (iii) restrictions and conditions contained in agreements relating to the sale of Equity or a Subsidiary of the Borrower or property of a Restricted Person pending such sale, provided that such restrictions shall apply only to the Subsidiary or property that is to be sold. No Restricted Person will enter into any contractual restriction or other consensual restriction (other than pursuant to the Loan Documents) on the ability of any Restricted Person to enter into amendments, supplements, or other modifications to the Loan Documents. No Restricted Person will amend or permit any amendment to any contract or lease that releases, qualifies, limits, makes contingent, or otherwise detrimentally affects any material rights and benefits of any Lender Party under or acquired pursuant to any Security Document. No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.

Section 5.11. Amendments to Organizational Documents and Material Contracts.

(a) Organizational Documents. No Restricted Person will enter into any amendment or permit any modification of, or waive any material right or obligation of any Person under, its Organizational Documents, in each case, in a manner that is materially adverse to the interests of the Lender Parties, without the prior written consent of the Administrative Agent.

(b) Material Contracts. No Restricted Person will (i) cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), other than the termination of a Material Contract that terminates or expires by its own terms, or (ii) amend or otherwise modify any Material Contract or give any consent, waiver, or approval thereunder, or waive any breach of or default under any Material Contract, in the case of this clause (ii), in a manner that is materially adverse to the interests of the Lender Parties. Notwithstanding anything in this subsection to the contrary, any Restricted Person may cancel or terminate (or consent to or accept the cancellation or termination of) a Material Contract if (A) the counterparty to such Material Contract is in default in the performance of any of its obligations thereunder, (B) such cancellation or termination is not materially adverse to the interests of the Lender Parties, or (C) such Material Contract is replaced within a reasonable amount of time with a Material Contract with substantially comparable economic terms or value. It is acknowledged and agreed that none of the contracts or other agreements to which any Restricted Person is a party (other than the Loan Documents) is a Material Contract as of the Closing Date.

Section 5.12. Sale and Leaseback Transactions. No Restricted Person will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Restricted Person sells or transfers all or substantially all of its right, title, and interest in and to an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.13. Proceeds of Loans; Fiscal Year; Accounting Changes.

(a) The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those expressly permitted by the terms hereof.

(b) No Restricted Person will change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30, and September 30 of each year, respectively.

(c) No Restricted Person will make any material change in its accounting treatment and reporting practices except as required by GAAP.

Section 5.14. Subsidiaries of the Borrower. No Restricted Person will create or acquire any Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 4.14 and Section 4.15. No Restricted Person will sell, assign, or otherwise dispose of any Equity in any Subsidiary except in compliance with Section 5.4 and Section 5.5. No Restricted Person will have any Foreign Subsidiaries or any Subsidiaries that are not Wholly-Owned Subsidiaries.

Section 5.15. Non-Qualified ECP Guarantors. The Borrower will not permit any Restricted Person that is not a Qualified ECP Guarantor to own, at any time, any Oil and Gas Properties to which Proved Reserves are attributed or any Equity in any Restricted Person that owns any such Oil and Gas Properties.

ARTICLE VI - Financial Covenants

Section 6.1. Minimum Current Ratio. The Borrower will not permit, as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2024, the Minimum Current Ratio to be less than 1.00 to 1.00.

Section 6.2. Maximum Leverage Ratio. The Borrower will not permit, as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2024, the Maximum Leverage Ratio to exceed 3.00 to 1.00.

Except as otherwise set forth above, all ratios will be calculated at the end of each reporting period for which Administrative Agent requires financial statements pursuant to the terms of this Agreement.

ARTICLE VII - Conditions Precedent

Section 7.1. Closing Date Conditions. The obligation of each Lender to make Loans hereunder and of the LC Issuer to issue Letters of Credit hereunder, in each case, is subject to the satisfaction (or waiver in accordance with Section 11.1) of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received duly executed (and properly acknowledged where applicable) and delivered counterparts of each Loan Document to be executed and delivered on the Closing Date (i) in form, substance, and date satisfactory to the Administrative Agent, and (ii) in such numbers as the Administrative Agent or its counsel may request. In connection with the execution and delivery of the Security Documents to be delivered on the Closing Date, the Administrative Agent shall (i) be reasonably satisfied that the Security Documents will, upon recording, create first priority, perfected Liens (subject only to Permitted Liens) on the Minimum Collateral Amount and (ii) have received UCC financing statements (duly authorized) as the Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.

(b) Organizational Documents; Incumbency; Good Standing Certificates. The Administrative Agent shall have received from each Restricted Person (i) copies of such Restricted Person’s Organizational Documents certified by the secretary, assistant secretary, or any other officer of such Restricted Person, as applicable, as being in full force and effect, and, to the extent applicable, certified as of a recent date prior to the Closing Date by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of such Restricted Person, as applicable, executing Loan Documents on behalf of any of the Restricted Persons, certified as of the Closing Date by the secretary, assistant secretary, or any other officer of such Restricted Person, as applicable, (iii) resolutions of the board of managers sole member or similar governing body of such Restricted Person, as applicable, approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by the secretary, assistant, secretary or any other officer of such Restricted Person, as applicable, as being in full force and effect without modification or amendment, (iv) an existence and good standing (or equivalent) certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization, or formation and in each jurisdiction in which it owns real property Collateral, each dated as of a recent date prior to the Closing Date, and (v) such other documents as the Administrative Agent may reasonably request. The Administrative Agent and the Lenders may conclusively rely on such certificates until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) Closing Certificate. The Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of the Borrower dated as of the Closing Date in which such Responsible Officer certifies that:

(i) Representations and Warranties: All of the representations and warranties made by any Restricted Person in any Loan Document are true and correct in all material respects (except to the extent that any such representations and warranties are limited by materiality, in which case, they shall be true and correct in all respects) on and as of the Closing Date, except to the extent that any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Closing Date, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representations and warranties are limited by materiality or by reference to Material Adverse Change, in which case, such representations and warranties shall continue to be true and correct in all respects) as of such specified earlier date; and

(ii) No Default or Event of Default: No Default or Event of Default exists on and as of the Closing Date.

(d) Legal Opinions. The Administrative Agent shall have received executed copies of customary written opinions of counsel to the Restricted Persons, opining as to such customary matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that mortgage opinions regarding the enforceability of the Mortgages shall be delivered within ten (10) days after the Closing Date.

(e) Evidence of Insurance. The Administrative Agent shall have received a certificate from the insurance broker of the Restricted Persons or other evidence reasonably satisfactory to it that all of the insurance required to be maintained pursuant to Section 4.8 is in full force and effect and that (i) the Administrative Agent and the Lenders have been named as “additional insureds” and (ii) the Administrative Agent has been named as a “lender loss payee,” as applicable, thereunder and to the extent required under Section 4.8.

(f) [Reserved.]

(g) Initial Engineering Report. The Administrative Agent and the Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(h) Title Information. The Administrative Agent shall have received title information in form, substance, and authorship satisfactory to the Administrative Agent with respect to the Minimum Title Amount.

(i) Environmental Reports. The Administrative Agent shall have received existing reports and other material information that have been reasonably requested, in form, scope, and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to the Restricted Persons’ Oil and Gas Properties.

(j) Fees and Expenses. The Administrative Agent shall have received all of the commitment, facility, agency, recording, filing, and other fees due and payable on or prior to the Closing Date to the Administrative Agent or any Lender pursuant to the Fee Letters or any other Loan Document or any commitment agreement heretofore entered into. The Administrative Agent shall have received payment from the Borrower for any reimbursements or estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing or recording any Security Document and for which invoices have been presented to the Borrower at least three (3) Business Days prior to the Closing Date.

(k) [Reserved.]

(l) Governmental Authorizations and Consents. Each Restricted Person shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or deemed by the Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(m) No Litigation. There shall not exist any action, suit, investigation, litigation, or proceeding or other legal or regulatory developments, pending or, to any Restricted Person’s knowledge, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to cause a Material Adverse Change.

(n) [Reserved.]

(o) Due Diligence. The Administrative Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations, and condition (financial or otherwise) of the Restricted Persons, including a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax, and regulatory matters, and fiduciary aspects of the financing contemplated hereby.

(p) KYC Documentation. The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all of the documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, but not restricted to, the Patriot Act and the Beneficial Ownership Regulation.

(q) Other Documentation. The Administrative Agent shall have received all of the documents and instruments that the Administrative Agent has then reasonably requested, in addition to those described in this Section 7.1. All such additional documents and instruments shall be reasonably satisfactory to the Administrative Agent in form, substance, and date.

Without limiting the generality of the provisions of Article X, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with each document or other matter required under this Section 7.1 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto. All of the documents executed or submitted pursuant to this Section 7.1 by and on behalf of the Borrower or any other Restricted Person shall be in form and substance satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 7.2. Additional Conditions Precedent. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the LC Issuer to issue, amend, renew, or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. All of the representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal, or extension of such Letter of Credit, as applicable, as if such representations and warranties had been made as of the date of such Borrowing or the date of issuance, amendment, renewal, or extension of such Letter of Credit, as applicable, except (i) to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date, (ii) to the extent that any such representation or warranty is expressly qualified by materiality or by reference to Material Adverse Change, in which case such representation or warranty (as so qualified) shall be true and correct in all respects, and (iii) that for purposes of this Section 7.2, the representations and warranties contained in Section 3.6(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 4.2(a) and Section 4.2(b).

(b) No Default or Borrowing Base Deficiency. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal, or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing.

(c) No Legal Prohibition. The making of such Loan or the issuance, amendment, renewal, or extension of such Letter of Credit, as applicable, shall not be prohibited by any applicable Law.

(d) Borrowing Notice. The receipt by the Administrative Agent of a Borrowing Notice in accordance with Section 2.2 or a request for a Letter of Credit (or for such amendment, renewal, or extension of a Letter of Credit) in accordance with Section 2.10, as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal, or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 7.2(a) through (c).

ARTICLE VIII - Events of Default and Remedies

Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) Nonpayment of Principal, Etc. Any Restricted Person fails to pay any principal of any Loan when due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, as a result of acceleration, or otherwise;

(b) Nonpayment of Interest, Etc. Any Restricted Person fails to pay any Obligation (including any reimbursement obligation in respect of any Letter of Credit, but excluding the Obligations in subsection (a) of this section) when due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, as a result of acceleration, or otherwise, within three (3) Business Days after the same becomes due;

(c) No Grace Period Covenants. Any Restricted Person fails to duly observe, perform, or comply with any covenant, agreement, or provision of Section 2.4, Section 4.2(l), Section 4.4, Section 4.6 (with respect to maintenance of existence only), Section 4.14, Section 4.20(a), Article V, or Article VI; provided that a failure to comply with Section 6.2 (a “Financial Covenant Event of Default”) is subject to the cure rights contained in Section 8.4.

(d) Grace Period Covenants. Any Restricted Person fails (other than as referred to in subsection (a), (b), or (c) of this section) to duly observe, perform, or comply with any covenant, agreement, condition, or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after the receipt of notice thereof by the Borrower from the Administrative Agent;

(e) Representations and Warranties, Etc. (i) Any representation or warranty previously, presently, or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made or deemed made and the same (x) was intentional or otherwise made in bad faith or (y) could reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Change, or (ii) any Loan Document at any time after its execution and delivery ceases to be valid, binding, and enforceable in all material respects in accordance with its terms against any Lender Party that is a party thereto for any reason other than its release or subordination by the Administrative Agent in accordance with the terms of this Agreement, upon satisfaction in full of all of the Obligations or as otherwise expressly permitted hereunder or thereunder;

(f) Cross-Defaults. Any Restricted Person:

(i) Material Indebtedness. (A) Fails to pay any portion, when such portion is due and payable, of any Material Indebtedness (excluding Hedge Liabilities), and any such failure continues beyond any applicable period of grace provided therefor or (B) breaches or defaults in the performance of any agreement or instrument by which any Material Indebtedness (excluding Hedge Liabilities) is issued, evidenced, governed, or secured, and any such breach or default continues beyond any applicable period of grace provided therefor, or any other event shall occur or condition exist, the effect of which breach, default, event, or condition under this clause (B) is to cause, or to enable or permit the holder(s) of such Material Indebtedness or the lender(s) under any agreement evidencing or governing such Material Indebtedness to cause, any portion of such Material Indebtedness to immediately become due prior to its stated maturity; or

(ii) Hedging Contracts and Hedge Liabilities. (A) The designation of an “Early Termination Date” by a Lender Counterparty following the occurrence of an “Event of Default” or “Termination Event” under any Hedging Contract with respect to any Restricted Person; or (B) a Restricted Person’s failure to make punctual payment when due, after giving effect to any applicable notice, cure, or grace period, of any Hedge Liabilities owed to a Lender Counterparty under any Hedging Contract; or (C) a Restricted Person’s failure to make punctual payment when due, after giving effect to any applicable notice, cure, or grace period, of any obligations or liabilities owed to an Approved Counterparty (other than a Lender Counterparty) in respect of one or more Hedging Contracts in an amount in excess of the Threshold Amount; or

(g) ERISA. A Termination Event occurs that, when taken together with all of the other Termination Events that have occurred, has caused or could reasonably be expected to cause, liability of any Restricted Person in an aggregate amount in excess of the Threshold Amount, or any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all such other events or conditions and Termination Events, if any, could reasonably be expected to cause a Material Adverse Change;

(h) Bankruptcy. Any Restricted Person:

(i) Involuntary Bankruptcy, Etc. Suffers (x) the entry against it of a judgment, decree, or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any Debtor Relief Laws now or hereafter in effect, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, or (y) any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of sixty (60) consecutive days; or

(ii) Voluntary Bankruptcy, Etc. (v) Commences a voluntary case under any Debtor Relief Laws now or hereafter in effect, (w) applies for or consents to the entry of an order for relief in an involuntary case under any Debtor Relief Law; (x) makes a general assignment for the benefit of creditors, (y) is generally not paying (or admits in writing its inability to pay) its debts as such debts become due or (z) takes corporate or other action authorizing any of the foregoing; or

(iii) Appointment of Receiver, Etc. Suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of all or substantially all of its assets or of any material part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it;

(i) Judgments. Any Restricted Person:

(i) Final Judgments. Suffers the entry against it of (1) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance), or (2) one or more non-monetary final judgments that have caused, or could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order or (y) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(ii) Writ of Attachment, Etc. Suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or substantially all of its assets or any material part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within sixty (60) days after the entry or levy thereof or after any stay is vacated or set aside;

(j) Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect; (ii) the Security Documents cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby and as a result the Liens under the Security Documents do not encumber the Minimum Collateral Amount and the Minimum Title Amount; or (iii) any Restricted Person denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate, or rescind any provision of any Loan Document; and

(k) Change of Control. Any Change of Control occurs.

Upon the occurrence of an Event of Default described in subsection (h)(i), (h)(ii), or (h)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable (including the payment of Cash Collateral as provided in Section 2.14), without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrower and each other Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of any LC Issuer to issue Letters of Credit hereunder shall be automatically and permanently terminated. During the continuance of any other Event of Default, the Administrative Agent at any time and from time to time may (and upon written instructions from the Required Lenders, the Administrative Agent shall), without notice to the Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of the Lenders to make Loans hereunder, and any obligation of any LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all of such Obligations (including the payment of Cash Collateral as provided in Section 2.14) shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrower and each other Restricted Person who at any time ratifies or approves this Agreement.

Section 8.2. Remedies. If any Event of Default shall occur and be continuing, the Required Lenders, or the Administrative Agent at the direction of the Required Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All of the rights, remedies, and powers conferred upon the Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies, or powers available under the Loan Documents or at Law or in equity.

Section 8.3. Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Liabilities have automatically been required to be Cash Collateralized as set forth in Section 2.14), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Section 4.9 and Section 10.14) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses, and other amounts (excluding other amounts provided for in clauses “Third” or “Fourth” below) payable to the Lenders, the LC Issuer, the Cash Management Lenders, and the Lender Counterparties (including fees, charges, and disbursements of counsel to each Lender and the LC Issuer and amounts payable under Section 2.16 or Section 2.17), ratably among the Lenders, the LC Issuer, the Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees, accrued and unpaid interest on the Loans, accrued and unpaid interest on the Obligations described in clause (b) of the definition of “Letter of Credit Liabilities”, accrued and unpaid interest on the Cash Management Obligations, and accrued and unpaid interest on the Hedge Liabilities, ratably among the Lenders, the LC Issuer, the Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Obligations described in clause (b) of the definition of Letter of Credit Liabilities, obligations to Cash Collateralize Letter of Credit Liabilities pursuant to Section 2.14, Cash Management Obligations, and other amounts due under or in connection with Hedging Contracts giving rise to Hedge Liabilities (including amounts payable in connection with the early termination of Hedging Contracts but excluding accrued and unpaid interest on the Hedge Liabilities provided for in clause “Third” above), ratably among the Lenders, the LC Issuer, the Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, pro rata to the payment of any other Secured Obligations; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

provided that, to the extent that any Excluded Swap Obligations exist with respect to any Guarantor, monies or property received from such Guarantor or from the proceeds of any Collateral provided by such Guarantor may not be shared with the Lender Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable Law the amounts received or recovered from the other Restricted Persons will instead be allocated to the Lender Counterparties as necessary to achieve the overall ratable applications of monies and property intended by this section but for this proviso).

Subject to Section 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all of the Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, the Hedge Liabilities and the Cash Management Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be. Each Lender Counterparty or Cash Management Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 8.4. Equity Cure. Notwithstanding anything to the contrary contained in Section 8.1, Section 8.2, Section 8.3, Section 8.5 and Section 8.6, in the event that the Borrower fails to comply with the requirements of the financial covenants set forth in Section 6.2 pursuant to the terms thereof, then (A) from the end of such fiscal quarter until the expiration of the tenth (10th) Business Day subsequent to the date the relevant financial statements for such fiscal quarter are required to be delivered pursuant to Section 4.2(a) or Section 4.2(b) (the last day of such period being the “Anticipated Cure Deadline”), Borrower shall have the right to issue or obtain a contribution to its equity for cash (the “Cure Right”) and, upon the receipt by the Borrower of such cash (the “Cure Amount”) on or before the Anticipated Cure Deadline, pursuant to the exercise by the Borrower of such Cure Right, the calculation of Consolidated Adjusted EBITDAX as used in the financial covenant set forth in Section 6.2 shall be recalculated giving effect to the following pro forma adjustments:

(i)

Consolidated Adjusted EBITDAX shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 6.2 for such fiscal quarter and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided that (1) the receipt by the Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement; and (2) notwithstanding any provision of the this Agreement to the contrary, the Cure Amount shall not be annualized for the purposes of calculation under Section 6.2;

(ii)	each Cure Amount will be no greater than the amount required to cause the Borrower to be in compliance on a pro forma basis with the financial covenant set forth in Section 6.2; and

(iii)

if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 6.2, the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 6.2 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 6.2 that had occurred shall be deemed cured for the purposes of this Agreement; and

(B) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them, exercise remedies against the Collateral or any other rights and remedies under any of the Loan Documents that are available during the continuance of an Event of Default on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 6.2, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline; provided, however, that no Lender shall be required to make any Loans (and for the avoidance of doubt, no LC Issuer shall be required to issue, renew (other than any automatic renewal pursuant to a Letter of Credit that has an automatic renewal provision), extend or increase any Letter of Credit) until such failure is cured pursuant to the exercise of the Cure Right.

Notwithstanding anything herein to the contrary, (1) there can be no more than four Fiscal Quarters in respect of which the Cure Right is exercised during the term of this Agreement, (2) the Cure Right may not be utilized for two consecutive Fiscal Quarters, and (3) no Distributions will be permitted under Section 5.6(d) until Borrower has demonstrated compliance with Section 6.2 for three consecutive Fiscal Quarters.

Section 8.5. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the LC Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the LC Issuer, or any such Affiliate, for the credit or the account of or to any Restricted Person against any and all of the obligations of such Restricted Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, the LC Issuer, or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Restricted Person may be contingent or unmatured or are owed to a branch, office, or Affiliate of such Lender or the LC Issuer different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuer, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the LC Issuer, and their respective Affiliates under this section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer, or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.6. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

ARTICLE IX - Expenses; Indemnity; Damage Waiver.

Section 9.1. Costs and Expenses. The Borrower shall promptly pay (i) all of the transfer, stamp, mortgage, documentary, or other similar taxes, assessments, or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents, (ii) all of the reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including reasonable and documented fees and expenses of outside attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, expenses related to the Platform and in connection with the issuance of CUSIP numbers, and other miscellaneous expenses; provided that such expenses (x) in the case of legal counsel shall be limited to the reasonable and documented fees and disbursements and other charges of (A) one primary firm of legal counsel to the Administrative Agent, the Lenders, the LC Issuer and their Affiliates, as a whole, and (B) if necessary, one firm of local counsel to the Administrative Agent, the Lenders, the LC Issuer and their Affiliates, as a whole, in each relevant jurisdiction, and (y) in the case of any other consultant shall be limited to the reasonable and documented fees and disbursements and other charges of such consultant, but solely to the extent that the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed)) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling, and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (4) any action reasonably required in the course of administration hereof, or (5) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any other Loan Document, (iii) all of the reasonable and documented out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all of the documented out-of-pocket expenses incurred by or on behalf of any Lender Party (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) but limited to the expenses of one firm of primary legal counsel and one firm of local counsel in each appropriate jurisdiction for the Lender Parties (and in the case of an actual or perceived conflict of interest, of another firm of counsel for such affected parties), (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this section), or the defense of any such exercise or enforcement, or (B) in connection with the enforcement or protection of its rights in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans or Letters of Credit.

Section 9.2. Indemnification.

(a) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses including, but subject to the limitations set forth in Section 9.1 above, the reasonable and documented out-of-pocket fees, charges, and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Restricted Person or any of its Subsidiaries, or any environmental liability related in any way to any Restricted Person or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by any Restricted Person, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Restricted Person against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, if such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from a dispute among or between Indemnitees or their Related Parties and not involving or arising out of any act or omission of any Restricted Person or any of its Affiliates or Related Persons (other than any claim against an Indemnitee in its capacity (or fulfilling its role) as an agent) in connection with this Agreement. Notwithstanding any other provision in this Agreement, this Section 9.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b) The Borrower hereby indemnifies each of the Lenders against any loss, cost, or expense (including any loss, cost, or expense arising from the liquidation or reemployment of funds to maintain a SOFR Loan) which may arise, be attributable to, or result due to or as a consequence of (i) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (ii) any failure of the Borrower to borrow a SOFR Loan on a date specified therefor in a Borrowing Notice, (iii) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment (regardless of whether any such notice of prepayment may be revoked in accordance with the terms hereof and is revoked in accordance therewith), (iv) any payment, prepayment, or conversion of any SOFR Loan on a date other than on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default), or (v) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Restricted Persons under this Section 9.2(b) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

Section 9.3. Reimbursement by Lenders. To the extent that any Restricted Person for any reason fails to indefeasibly pay any amount required under Section 9.1 or Section 9.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer, or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the LC Issuer in connection with such capacity.

Section 9.4. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each party hereto agrees that it shall not assert, and hereby waives, any claim against the Borrower and any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. Neither the Borrower nor any Indemnitee referred to in Section 9.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic, or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby absent gross negligence or willful misconduct by such Person as determined by a court of competent jurisdiction by final and nonappealable judgment.

Section 9.5. Payments. All of the amounts due under this section shall be payable not later than ten (10) days after written demand therefor.

Section 9.6. Survival. Each party’s obligations under this Article IX shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

ARTICLE X - Administrative Agent

Section 10.1. Appointment and Authorization. Each Lender and the LC Issuer hereby irrevocably appoints and authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as the Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with all such actions and powers as are reasonably incidental thereto. Subject to the terms of Section 11.1 and to the terms of the other Loan Documents, the Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of the Lenders and the LC Issuer. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders, and the LC Issuer, and neither the Borrower nor any other Restricted Person shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and the LC Issuer and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Restricted Person. The Administrative Agent may perform any of its duties and exercise any of its rights and powers hereunder, or under the other Loan Documents, by or through its own agents or employees. The exculpatory provisions of this Article X shall apply to any such agent or employee of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any such agents or employees except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agents or employees.

Section 10.2. Administrative Agent and Affiliates. The Person serving as the Administrative Agent hereunder shall have the same rights and powers under the Loan Documents in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may lend money to, invest in, and generally engage in any kind of business with each Restricted Person or any Affiliate of any Restricted Person as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3. Action by the Administrative Agent. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or the LC Issuer. Nothing in this Agreement or any of the other Loan Documents is intended to or shall be construed to impose upon the Administrative Agent any duties or obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

Section 10.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants, or experts.

Section 10.5. Liability of the Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable to any Lender or the LC Issuer for any action taken or not taken by it in connection with the Loan Documents, except that the Administrative Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final nonappealable judgment of a court of competent jurisdiction. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be responsible for or have any duty to ascertain, inquire into, or verify: (a) any statement, warranty, or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Loan Document; (c) the satisfaction of any condition specified in any Loan Document; (d) the validity, effectiveness, sufficiency, or genuineness of any Loan Document, any Lien purported to be created or perfected thereby, or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Restricted Person. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile, or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, then the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 10.6. Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss, or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with the Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Required Lenders until such additional indemnity is furnished. All of the amounts due under this section shall be payable not later than ten (10) days after written demand therefor.

Section 10.7. Right to Request and Act on Instructions. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals that by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or expose the Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.6.

Section 10.8. Credit Decision. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon any other Lender Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

Section 10.9. Collateral & Guaranty Matters.

(a) Each of the Lenders and the LC Issuer, and by accepting the benefits of the Collateral, each of the Lender Counterparties and the Cash Management Lenders, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent under any Security Document (1) upon Payment in Full, (2) in connection with any foreclosure sale or other disposition of Collateral during the continuance of an Event of Default, or (3) on any property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Security Document to any Lien on such property that is permitted by Section 5.2, and (iii) release any Lien granted to or held by the Administrative Agent under any Security Document if approved, authorized, or ratified in writing in accordance with Section 11.1. Upon request by the Administrative Agent at any time, the Lenders and the LC Issuer will confirm the Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 10.9(a); provided that the absence of any such confirmation for any reason shall not affect the Administrative Agent’s rights under this Section 10.9(a).

(b) Each of the Lenders and the LC Issuer, and by accepting the benefits of the Collateral, each of the Lender Counterparties and the Cash Management Lenders, irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under its guaranty of the Secured Obligations (i) if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder, (ii) upon Payment in Full, and (iii) if approved, authorized, or ratified in writing in accordance with Section 11.1. Upon request by the Administrative Agent at any time, each Lender and the LC Issuer will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under its guaranty pursuant to this Section 10.9(b); provided that the absence of any such confirmation for any reason shall not affect the Administrative Agent’s rights under this Section 10.9(b).

(c) Each of the Lenders and the LC Issuer, and by accepting the benefits of the Collateral, each of the Lender Counterparties and the Cash Management Lenders, irrevocably authorize the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens and guaranties, termination statements, assignments, and other documents necessary or useful to accomplish or evidence the releases contemplated by Section 10.9(a)(i)(1), Section 10.9(a)(i)(3), Section 10.9(a)(iii), and Section 10.9(b) (and the Administrative Agent hereby agrees to take such actions at the request of the Borrower).

(d) Each of the Lenders and the LC Issuer, and by accepting the benefits of the Collateral, each of the Lender Counterparties and the Cash Management Lenders, (i) acknowledge that it has received a copy of this Agreement, and (ii) agree that it will be bound by the terms hereof as if it was a signatory thereto and will take no actions contrary to the provisions thereof. Each such Person hereby agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms thereof.

Section 10.10. Agency for Perfection. The Administrative Agent and each Lender hereby appoint each of the Administrative Agent and each other Lender, respectively, as agent for the purpose of perfecting the Administrative Agent’s security interest in assets that, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such assets, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such assets to the Administrative Agent or in accordance with the Administrative Agent’s instructions or transfer control to the Administrative Agent in accordance with the Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by the Administrative Agent.

Section 10.11. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest, and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default”. The Administrative Agent will notify each Lender of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be reasonably requested by the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Lenders.

Section 10.12. Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default exists), to appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent and the Borrower, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), the retiring Administrative Agent’s resignation shall become immediately effective, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer (but without any obligation) appoint a successor Administrative Agent. From and following the expiration of such thirty (30) day period, the Administrative Agent shall have the exclusive right, upon one (1) Business Days’ notice to the Borrower, the Lenders, and the LC Issuer, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications, and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this section. The provisions of this Agreement (including the indemnification provisions herein) shall continue in effect for the benefit of any retiring Administrative Agent, its sub-agents, and their Related Parties after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

Section 10.13. Payment and Sharing of Payment.

(a) Return of Payments. If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim, or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate. If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim, or deduction of any kind.

(b) Defaulting Lenders. The failure of any Defaulting Lender to make any Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Loan or payment, but neither any other Lender nor the Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document, except to the extent otherwise expressly provided for in Section 11.1.

(c) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff, or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.20) in excess of its pro rata share of payments to which it is entitled pursuant to the other provisions of this Section 10.13, then such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation, or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (c) may, to the fullest extent permitted by law, exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency, or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (c) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (c) to share in the benefits of any recovery on such secured claim.

Section 10.14. Right to Perform, Preserve, and Protect. If any Restricted Person fails to perform any obligation hereunder or under any other Loan Document during the continuance of any Event of Default, the Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at the Borrower’s expense. The Administrative Agent is further authorized by the Borrower, the Lenders, and the LC Issuer to make expenditures from time to time that the Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by the Borrower, the Collateral, or any portion thereof and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loans and the other Obligations. The Borrower hereby agrees to reimburse the Administrative Agent on demand for any and all costs, liabilities, and obligations incurred by the Administrative Agent pursuant to this Section 10.14. Each Lender hereby agrees to indemnify the Administrative Agent upon demand for any and all costs, liabilities, and obligations incurred by the Administrative Agent pursuant to this Section 10.14, and all such amounts shall be deemed to be included within and covered by the Borrower’s indemnification obligation more particularly described in Section 9.2 of this Agreement.

Section 10.15. Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger, or other titled agent named on the cover page of this Agreement, other than the Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties, and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties, or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender or the LC Issuer, and each Lender and the LC Issuer acknowledges that it has not relied, and will not rely, on any of the Additional Titled Agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent. Administrative Agent reserves the right, upon consultation with Borrower, to add or change the Additional Titled Agents, including designating additional Joint Lead Arrangers.

Section 10.16. Agreement to Assignment of Hedging Contracts. Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to a Hedging Contract with any Restricted Person) that the rights of the Restricted Persons under Hedging Contracts with such Lender (or, if applicable, its Affiliate) may be included in the Collateral.

Section 10.17. Hedge Liabilities and Cash Management Obligations. Except as otherwise expressly set forth herein or in any other Loan Document, no Lender Counterparty or Cash Management Lender that obtains the benefits of Section 8.3 or any other Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct, or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Hedge Liabilities and Cash Management Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.

Section 10.18. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Restricted Person, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the Letter of Credit Liabilities, and all of the other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements, and advances of the Lenders, the LC Issuer, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer, and the Administrative Agent under Section 2.5, Section 2.11, and Article IX) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.5 and Article IX.

Section 10.19. Certain ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Additional Titled Agent, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Restricted Person, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer, and perform the Loans, the Letters of Credit, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement; or

(iv) such other representation, warranty, and covenant as may be agreed in writing between the Administrative Agent, in its discretion, and such Lender.

(b) In addition, unless either (i) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty, and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Additional Titled Agent, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Restricted Person, that none of the Administrative Agent, any Additional Titled Agent, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document, or any documents related hereto or thereto).

Section 10.20. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123, or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Restricted Person is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests, or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle or vehicles, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle or vehicles) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 10.21. Erroneous Payments.

(a) If the Administrative Agent (i) notifies a Lender, an LC Issuer, or any other Secured Party, or any Person who has received funds on behalf of a Lender, an LC Issuer, or any other Secured Party (any such Lender, LC Issuer, other Secured Party, or other recipient (and each of their respective successors and assigns), a “Payment Recipient”), that the Administrative Agent has determined in its discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, other Secured Party, or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment, or repayment of principal, interest, fees, distribution, or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof), then such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.21 and held in trust for the benefit of the Administrative Agent, and such Lender, LC Issuer, or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, LC Issuer, other Secured Party, or any Person who has received funds on behalf of a Lender, an LC Issuer, or any other Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment, or repayment (whether received as a payment, prepayment, or repayment of principal, interest, fees, distribution, or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment, or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment, or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment, or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, LC Issuer, or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clause (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment, or repayment; and

(ii) such Lender, LC Issuer, or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y), and (z)) notify the Administrative Agent of its receipt of such payment, prepayment, or repayment, the details thereof (in reasonable detail), and that it is so notifying the Administrative Agent pursuant to this Section 10.21(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.21(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.21(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, LC Issuer, and other Secured Party hereby authorizes the Administrative Agent to set off, net, and apply any and all amounts at any time owing to such Lender, LC Issuer, or other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, LC Issuer, or other Secured Party under any Loan Document with respect to any payment of principal, interest, fees, or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitment) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of such Loans (but not such Commitment), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Revolving Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Revolving Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 11.4 (but excluding, in all events, any assignment, consent, or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies, and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, an LC Issuer, or any other Secured Party, to the rights and interests of such Lender, LC Issuer, or other Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Restricted Persons’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Secured Obligations owed by the Borrower or any other Restricted Person; provided that this Section 10.21 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense, or right of set-off or recoupment with respect to any demand, claim, or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements, and waivers under this Section 10.21 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or an LC Issuer, the termination of the Commitments, and/or Payment in Full.

ARTICLE XI - Miscellaneous

Section 11.1. Waivers and Amendments; Acknowledgments.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender Party in exercising any right, power, or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power, or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power, or remedy preclude any other or further exercise thereof or of any other right, power, or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification, or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is the Borrower, by the Borrower, (ii) if such party is the Administrative Agent or the LC Issuer, by such party, and (iii) if such party is a Lender, by the Required Lenders (or if the consent of all Lenders or all affected Lenders is required hereunder, by such Lender) such Lender or by the Administrative Agent on behalf of the Lenders with the written consent of the Required Lenders; provided that the Administrative Agent and the Borrower may, without the consent of any Lender, amend the Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of Section 2.16(c). Notwithstanding the foregoing or anything to the contrary herein, the Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment that would: (1) waive any of the conditions specified in Article VII; (2) increase the Commitment of such Lender; (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Loans (excluding any waiver of interest accruing at the Default Rate); (4) extend the Maturity Date, waive the provisions of Section 2.7, or postpone any date fixed for any payment of any such fees, principal, or interest; (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Pro

Rata Shares that are required for the Administrative Agent, the Lenders, or any of them to take any particular action under the Loan Documents; (6) release the Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment (except pursuant to Section 10.9(b)); (7) release all or substantially all of the Collateral (except pursuant to Section 10.9(a)); (8) amend the pro-rata sharing provisions in Section 10.13(c); (9) amend the definition herein of “Borrowing Base” or Section 2.8 in a manner that has the effect of increasing the Borrowing Base; (10) (A) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or other obligation (other than as expressly permitted hereunder) or (B) subordinate, or have the effect of subordinating, the Liens under the Security Documents securing the Secured Obligations to Liens securing any other Indebtedness or other obligation (other than as expressly permitted hereunder); or (11) amend this Section 11.1(a). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder (and any amendment, waiver, or consent that by its terms requires the consent of all of the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of the Loans of any Defaulting Lender may not be decreased, without the consent of such Lender and (y) any waiver, amendment, or modification requiring the consent of all of the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding the foregoing, any supplement to Section 3.13 of the Disclosure Schedule shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, and, without the consent of any of the Lenders, the Borrower (or any other applicable Restricted Person) and the Administrative Agent may (x) amend this Agreement or any other Loan Document in order to correct, amend, or cure any ambiguity, omission, inconsistency, illegality, or defect therein, or to correct any typographical error or other manifest error in any Loan Document or otherwise effectuate the intent of the parties hereto, (y) enter into any amendment, modification, or waiver of this Agreement or any other Loan Document, or enter into any new Loan Document, in order to provide for the Liens and Security Documents contemplated in the Loan Documents, and (z) enter into any supplement, amendment, or modification of this Agreement or any other Loan Document, or enter into any new Loan Document, in order to join additional Persons as Restricted Persons or Guarantors.

(b) Acknowledgments and Admissions. The Borrower hereby represents, warrants, acknowledges, and admits that (i) it has been advised by counsel in the negotiation, execution, and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant, or undertaking by any Lender Party, whether written, oral, or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the Closing Date, (iii) there are no representations, warranties, covenants, undertakings, or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the Closing Date, (iv) no Lender Party has any fiduciary obligation toward the Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between the Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 11.4(c), the Administrative Agent shall act as a non-fiduciary agent of the Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) the Administrative Agent is not the Borrower’s Administrative Agent, but Administrative Agent for the Lender Parties, provided that, solely for purposes of Section 11.4(c), the Administrative Agent shall act as a non-fiduciary agent of the Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or a Default occur or exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, the Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or a Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all of the Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c) Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

Section 11.2. Survival of Agreements; Cumulative Nature. All of each Restricted Person’s representations, warranties, covenants, and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Revolving Notes and the other Loan Documents, and shall further survive until Payment in Full. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Section 2.16 and/or Section 2.17, and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII, IX and X shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by the Borrower or agreements and covenants of the Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by the Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to the Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power, or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the Loan Documents.

Section 11.3. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by facsimile to the address or facsimile number, as applicable, specified for such person on the signature pages hereof or in the Lenders Schedule, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for such person on the signature pages hereof or in the Lenders Schedule.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail, or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower (and each Guarantor by signing its guaranty) agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the LC Issuer and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Restricted Persons, any Lender, or any other Person or entity for damages of any kind, including direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract, or otherwise) arising out of the Borrower’s, any other Restricted Person’s, the Administrative Agent’s, or any other Lender Party’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document, or other material provided by or on behalf of any Restricted Person pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender, or the LC Issuer by means of electronic communications pursuant to this section, including through the Platform.

Section 11.4. Successors and Assigns; Joint and Several Liability.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither the Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this section, (ii) by way of participation in accordance with the provisions of subsection (d) of this section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy, or claim under or by reason of this Agreement, and except for the foregoing Persons there are no third party beneficiaries to this Agreement.

(b) Assignments by the Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(2) of this section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in subsection (b)(i)(1) of this section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(2) of this section and, in addition:

(1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(2) the consent of the Administrative Agent shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender, or an Approved Fund with respect to such Lender; and

(3) the consent of the LC Issuer shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (1) any Restricted Person or any Restricted Person’s Affiliates or Subsidiaries or (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle, or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of the Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the LC Issuer, and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all of the Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, and subject to the requirements of, Section 2.16, Section 2.17, Section 8.5, and Article IX with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding any provision of this Section 11.4, (i) the consent of the Borrower and its execution of an Assignment and Assumption shall not be required, and, unless requested by the Eligible Assignee and/or the assigning Lender, new Revolving Notes shall not be required to be executed and delivered by the Borrower, for any assignment that occurs at any time when any Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Assumption otherwise required under this Section 11.4. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register is intended to cause the extensions of credit to Borrowers under this Agreement to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and shall be interpreted and applied in a manner consistent with such intent. The entries in the Register shall be conclusive absent manifest error, and the Borrower and each Lender Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Revolving Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender Party, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle, or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender, or any Restricted Person or any Restricted Person’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the LC Issuer, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) and Section 10.6 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, or waiver described in the fifth sentence of Section 11.1(a) that affects such Participant. Subject to Section 11.4(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.4(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under Section 11.4(b) and (B) shall not be entitled to receive any greater payment under Section 2.16 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.5 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Participant Register shall be available for inspection by the Administrative Agent or the Borrower at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Participant Register is intended to cause the extensions of credit to Borrowers under this Agreement to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and shall be interpreted and applied in a manner consistent with such intent. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Joint and Several Liability. All of the Obligations that are incurred by two or more of the Restricted Persons shall be their joint and several obligations and liabilities.

Section 11.5. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, or other transaction under which payments are to be made by reference to the Borrower and its Secured Obligations, this Agreement, or payments hereunder, or (iii) service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; (g) on a confidential basis to (i) any rating agency in connection with rating any Restricted Person or its Subsidiaries or the credit facilities provided by this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to such credit facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section, or (y) becomes available to such Lender Party or any of its Affiliates on a non-confidential basis from a source other than a Restricted Person, the direct or indirect owners or holders of Equity of any Restricted Person or any Subsidiary of any Restricted Person. Notwithstanding the preceding provisions of this Section 11.5 to the contrary, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary generic information about this Agreement to market data collectors and similar service providers to the lending industry.

For purposes of this section, “Information” means all of the information received from any Restricted Person, the direct or indirect owners or holders of Equity of any Restricted Person, any Subsidiary of any Restricted Person or any of the foregoing Persons’ respective businesses, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by any Restricted Person, the direct or indirect holders of Equity of any Restricted Person or any Subsidiary of any Restricted Person. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.6. Governing Law; Submission to Process; Etc. THIS AGREEMENT, EACH REVOLVING NOTE, AND EACH OTHER LOAN DOCUMENT, AND ALL OF THE MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW, OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT THE MORTGAGES SHALL BE GOVERNED BY THE LAWS ELECTED THEREIN. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF BEXAR, STATE OF TEXAS, AND IRREVOCABLY AGREES THAT ALL OF THE ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NONCONVENIENS. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT. CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) DOES NOT APPLY TO THIS AGREEMENT, THE LOANS, OR THE REVOLVING NOTES.

Section 11.7. Limitation on Interest. The Lender Parties, the Restricted Persons, and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof, such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance, or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith. The Lender Parties expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, the Lender Parties and the Restricted Persons (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Law. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply. As used in this section, the term “applicable Law” means the Laws of the State of Texas or the Laws of the United States, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

Section 11.8. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable, then all of the other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 11.8, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.9. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.10. Waiver of Jury Trial, Punitive Damages, Etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HERETO HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH PARTY HERETO WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO WARRANTS AND REPRESENTS THAT SUCH PARTY HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 11.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver, or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between each Restricted Person and its Affiliates, on the one hand, and the Lender Parties, on the other hand, and each Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver, or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each

Lender Party is and has been acting solely as a principal and is not the financial advisor, agent, or fiduciary for any Restricted Person or any of its Affiliates, stockholders, creditors, or employees or any other Person; (c) no Lender Party has assumed nor will assume an advisory, agency, or fiduciary responsibility in favor any Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver, or other modification hereof or of any other Loan Document (irrespective of whether such Lender Party has advised or is currently advising any Restricted Person or any of its Affiliates on other matters) and no Lender Party has any obligation to any Restricted Person or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) each Lender Party and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Restricted Persons and their Affiliates, and the Lender Parties have no obligation to disclose any of such interests by virtue of any advisory, agency, or fiduciary relationship; and (e) the Lender Parties will not provide any legal, accounting, regulatory, or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver, or other modification hereof or of any other Loan Document) and each Restricted Person has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate. Each of the Restricted Persons hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against any Lender Party with respect to any breach or alleged breach of agency or fiduciary duty.

Section 11.12. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Restricted Person that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies each Restricted Person, which information includes the name and address of each Restricted Person and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Restricted Person in accordance with the Patriot Act.

Section 11.13. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above.

BE ANADARKO II, LLC, as Borrower

By:	/s/ Kirk Goehring
Name:	Kirk Goehring
Title:	Chief Executive Officer

Address:
3800 North Lamar, Suite 200,
Austin, TX 78756
Attention: Kirk Goehring

Telephone: (512) 920-0313
E-mail: kgoehring@benchmark-energy.com

SIGNATURE PAGE

TO LOAN AGREEMENT

FROST BANK, as Administrative Agent, LC Issuer and as a Lender

By:	/s/ Matt Shands
Name:	Matt Shands
Title:	Senior Vice President

Address:
111 W. Houston St., 9th Floor
San Antonio, Texas 78205

Telephone: (210) 9517256
E-mail: matt.shands@frostbank.com

SIGNATURE PAGE

TO LOAN AGREEMENT

WEST TEXAS NATIONAL BANK, as a Lender and Joint Lead Arranger

By:	/s/ C. Scott Wilson
Name:	C. Scott Wilson
Title:	Senior Vice President

Address:
6 Desta Drive, Suite 2400
Midland, Texas 79705

Telephone: (713) 320-9679

SIGNATURE PAGE

TO LOAN AGREEMENT

EXHIBIT A

REVOLVING NOTE

[__________]

FOR VALUE RECEIVED, the undersigned, BE Anadarko II, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [__________] or its registered assigns (the “Lender”) the principal amount equal to the Lender’s Commitment under the Loan Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower pursuant to the terms of the Loan Agreement, together with interest on the unpaid principal balance thereof as set forth in the Loan Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of the Administrative Agent under the Loan Agreement, or at such other place as from time to time may be designated by the holder of this Revolving Note.

This Revolving Note (a) is issued and delivered under that certain Loan Agreement dated as of April 17, 2024, by and among the Borrower, Frost Bank, as Administrative Agent and LC Issuer, and the lenders (including the Lender) from time to time party thereto (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), and is a “Revolving Note” as defined in the Loan Agreement, (b) is subject to the terms and provisions of the Loan Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Loan Agreement). Payments on this Revolving Note shall be made and applied as provided in the Loan Agreement. Reference is hereby made to (x) the Loan Agreement for a description of certain rights, limitations of rights, obligations, and duties of the parties hereto and for the meanings assigned to capitalized terms used and not defined herein and (y) the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Revolving Note, together with all of the interest accrued hereon, shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing paragraph and all of the other provisions of this Revolving Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest that, under applicable Law, may be contracted for, charged, or received on this Revolving Note, and this Revolving Note is expressly made subject to the provisions of the Loan Agreement that more fully set out the limitations on how interest accrues hereon.

If this Revolving Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established, or collected in any court or in any bankruptcy, receivership, debtor relief, probate, or other court proceedings, then, subject to and solely in accordance with Section 9.1(iv) of the Loan Agreement, the Borrower agrees to pay reasonable and documented out-of-pocket attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

The Borrower waives demand, presentment, notice of demand and of dishonor and nonpayment of this Revolving Note, protest, notice of protest, notice of intention to accelerate the maturity of this Revolving Note, declaration or notice of acceleration of the maturity of this Revolving Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Revolving Note or in any of its terms, provisions, and covenants, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

LOAN AGREEMENT

This Revolving Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Texas (without regard to principles of conflicts of law).

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed and delivered as of the date first set forth above.

BE ANADARKO II, LLC

By:
Name:
Title:

Exhibit A – Page	LOAN AGREEMENT

EXHIBIT B

BORROWING NOTICE

Reference is made to that certain Loan Agreement dated as of April 17, 2024 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among BE Anadarko II, LLC, a Delaware limited liability company (the “Borrower”), Frost Bank, as Administrative Agent and LC Issuer, and the Lenders from time to time party thereto. Capitalized terms that are defined in the Loan Agreement and that are used but not defined herein have the meanings given to them in the Loan Agreement. In accordance with Section 2.2 of the Loan Agreement, the Borrower hereby requests a Borrowing of new Loans as follows:

Aggregate amount of Borrowing:	$

Date on which Loans are to be advanced:

To induce the Lenders to make such Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, and acknowledges and agrees, that:

(a) The undersigned is a duly elected or appointed, qualified, and acting Responsible Officer of the Borrower having all necessary authority to act for the Borrower in making the request herein contained.

(b) All of the representations and warranties made by any Restricted Person in any Loan Document are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made as of the date hereof, except (i) to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty is true and correct in all material respects as of such specific date, (ii) to the extent that any such representation or warranty is expressly qualified by materiality or by reference to Material Adverse Change, in which case such representation or warranty (as so qualified) is true and correct in all respects, and (iii) that the representations and warranties contained in Section 3.6(a) of the Loan Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 4.2(a) and Section 4.2(b) of the Loan Agreement.

(c) No Default exists as of the date hereof, and no Default will exist immediately after the making of the Loans requested hereby.

(d) Except to the extent waived in writing as provided in Section 11.1(a) of the Loan Agreement, the Borrower has performed and complied with all of the agreements and conditions in the Loan Agreement required to be performed or complied with by the Borrower on or prior to the date hereof, and each of the conditions precedent to the making of Loans contained in the Loan Agreement remains satisfied.

Exhibit B-2 – Page	LOAN AGREEMENT

(e) The Facility Usage, immediately after the making of the Loans requested hereby, will not be in excess of the lesser of (i) the Borrowing Base or (ii) the Aggregate Commitment in effect on the date requested for the making of such Loans.

(f) The Loan Documents have not been modified, amended, or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 11.1(a) of the Loan Agreement. The Loan Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The Responsible Officer of the Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of the Borrower are true, correct, and complete.

IN WITNESS WHEREOF, this instrument is executed and delivered as of ____________, 20__.

BE ANADARKO II, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit B-2 – Page	LOAN AGREEMENT

EXHIBIT C

COMPLIANCE CERTIFICATE

Reference is made to that certain Loan Agreement dated as of April 17, 2024 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among BE Anadarko II, LLC, a Delaware limited liability company (the “Borrower”), Frost Bank, as Administrative Agent and LC Issuer, and the Lenders from time to time party thereto, which Loan Agreement is in full force and effect on the date hereof. Capitalized terms that are defined in the Loan Agreement and that are used but not defined herein have the meanings given to them in the Loan Agreement.

This Compliance Certificate is furnished pursuant to Section 4.2(c) of the Loan Agreement. Together herewith the Borrower is furnishing the Borrower’s *[audited/unaudited] financial statements (the “Financial Statements”) as of ____________. The undersigned Responsible Officer of the Borrower hereby certifies to the Lender Parties that:

(a) the Financial Statements, which are being delivered with this Compliance Certificate in accordance with Section 4.2 of the Loan Agreement, (i) fairly present in all material respects the results of operations and consolidated financial condition of the Borrower as of the dates and the accounting period covered by the Financial Statements (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnotes) and (ii) satisfy the requirements of the Loan Agreement;

(b) I have reviewed the terms of the Loan Documents to the extent that I reasonably believe necessary to deliver this Compliance Certificate, and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Restricted Persons during the accounting period covered by the Financial Statements;

(c) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is undertaking, and proposes to take with respect thereto;

(d) no Material Adverse Change has occurred since the Effective Date, or, if a Material Adverse Change shall have occurred, a specification in detail of the nature and duration of any Material Adverse Change;

(e) no change in GAAP or in the application thereof has occurred since ____________ that affects the Financial Statements [except ________________________]; and

(f) the Borrower is in compliance with the covenants contained in Article VI of the Loan Agreement, as demonstrated by the calculation of such covenants below, except as set forth below:

[__________]

[Remainder of page intentionally left blank.]

LOAN AGREEMENT

IN WITNESS WHEREOF, the undersigned Responsible Officer of the Borrower has executed and delivered this Compliance Certificate as of the date first above written.

BE ANADARKO II, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit C – Page	LOAN AGREEMENT

SCHEDULE 1 TO EXHIBIT C

DESCRIPTION OF DEFAULTS

[__________].

Exhibit C – Page	LOAN AGREEMENT

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	_______________________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:	_______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	BE Anadarko II, LLC, a Delaware limited liability company.

4.	Administrative Agent:	Frost Bank, as administrative agent under the Loan Agreement.

LOAN AGREEMENT	Exhibit D – Page

a.

Loan Agreement:   Loan Agreement dated as of April 17, 2024, by and among BE Anadarko II, LLC, a Delaware limited liability company, the Lenders from time to time party thereto,  and Frost Bank, as Administrative Agent and LC Issuer.

5. Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans
		$	$	%
		$	$	%
		$	$	%

6. The Assignor attaches the Revolving Note held by it [and requests that the Administrative Agent exchange such Revolving Note for a new Revolving Note payable to the Assignee in an amount equal to the [Commitment][and][Loan] assumed by the Assignee pursuant hereto [and to the Assignor in an amount equal to the [Commitment][and][Loan] retained by the Assignor].

[7. Trade Date: ______________]

[Remainder of page intentionally left blank.]

Exhibit D – Page	LOAN AGREEMENT

Effective Date: ___________________, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR: [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE: [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted: FROST BANK, as Administrative Agent

By:
Name:
Title:

Consented to by:

[LC ISSUER]

as LC Issuer

By:
Name:
Title:

Exhibit D – Page	LOAN AGREEMENT

[Consent to by (if required)]: BE ANADARKO II, LLC, as Borrower

By:
Name:
Title:

Exhibit D – Page	LOAN AGREEMENT

ANNEX 1 to Assignment and Assumption

BE ANADARKO II, LLC

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) other than with respect to the representations and warranties of the Assignor contained herein, assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents, if any, as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement, and the other Loan Documents to which the Assignor was a party, as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and the other Loan Documents to which the Assignor was party, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee and [(viii) it has duly executed and delivered to the Administrative Agent an administrative questionnaire]1; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) it will pay to the Administrative Agent, on or before the Effective Date, a processing and recordation fee in an amount equal to $3,500.

[1]	To be included if Assignee is not a current Lender.

Exhibit D – Page	LOAN AGREEMENT

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts that have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. Effectiveness. Notwithstanding any other provision hereof, if the consents of the Borrower, the Administrative Agent and/or the LC Issuer are required under Section 11.4 of the Loan Agreement, this Assignment and Assumption shall not be effective unless such consents shall have been obtained (including, in the case of the Borrower, its deemed consent pursuant to Section 11.4(b) of the Loan Agreement, if applicable).

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Borrower is an express third-party beneficiary of Sections 1.1 and 1.2 of Annex 1 of this Assignment and Assumption. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Texas.

Exhibit D – Page	LOAN AGREEMENT